[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED PATENT AND KNOW-HOW LICENSE AGREEMENT

This AMENDED AND RESTATED PATENT AND KNOW-HOW LICENSE AGREEMENT (the “Agreement”) dated this 17th day of December, 2013 (the “Restatement Effective Date”) by and between PIERRE FABRE MÉDICAMENT SAS, a corporation organized under the laws of France and having its principal offices at 45, Place Abel Gance 92100 Boulogne - France (“Pierre Fabre”) and FOREST LABORATORIES HOLDINGS LIMITED, a corporation organized under the laws of the Republic of Ireland and having its principal place of business at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda(“Forest”) a wholly-owned subsidiary of Forest Laboratories, Inc., a Delaware company having its principal offices at 909 Third Avenue, New York, New York 10022.

R E C I T A L S:

A.           Pierre Fabre has developed and owns the proprietary rights to Levomilnacipran, an enantiomer of Milnacipran (INN) (“Milnacipran”) designated by Pierre Fabre as F-2695 (as more fully defined herein, the “Compound”), a serotonin norepinephrine reuptake inhibitor (an “SNRI”).

B.           Pierre Fabre and Forest entered into that certain Patent and Know-How License Agreement (the “Original Agreement”) dated as of December 19, 2008 (the “Effective Date”), pursuant to which Pierre Fabre granted to Forest an exclusive license to develop, register, manufacture from the Compound, use, distribute, sell, offer for sale, have sold and import the Product (as defined below) in any and all indications in North America (as defined below).Pursuant to the Original Agreement, Pierre Fabre and Forest have developed the Compound for use as a pharmaceutical product which product has been approved by the FDA.

C.           Pierre Fabre and Forest desire to amend and restate the Original Agreement to, inter alia, (i) expand the territory covered by exclusive commercialization licenses granted to Forest hereunder to include the countries of Latin America (as defined below), (ii) define the conditions under which Forest will grant Pierre Fabre a license to certain Forest Technology, and (iii) define the scope of assistance Forest will provide Pierre Fabre with respect to the Initial Product for the purposes of registration and commercialization of such Product outside the Territory , all in accordance with, and subject to, the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the terms and conditions hereinafter set forth, Pierre Fabre and Forest (each a “Party” and collectively the “Parties”) hereto hereby agree as follows:

1.           Definitions.  As used herein, the following terms shall have the respective meanings set forth below.

1.1. “Affiliate” means any person or legal entity controlling, controlled by or under common control with the person with respect to whom such status is at issue and shall include any corporation 50% or more of the voting power of which (or other comparable ownership interest for an entity other than a corporation) is owned, directly or indirectly, by a Party hereto or any corporation, person or entity which owns 50% or more of such voting power of a Party hereto.

1.1.A           “Alliance Manager” has the meaning set forth in Section 3.5.

1.2. “Applicable Laws” means all statutes, ordinances, regulations, rules, or orders of any kind whatsoever pertaining to any of the activities contemplated by this Agreement, including, without limitation, the FD&C Act, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), and Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and any other regulations promulgated by any regulatory authority, including the FDA, all as amended and in effect from time to time in the relevant territory.

1.3. “cGMP” means current Good Manufacturing Practices as defined in 21 CFR §§ 210 and 211 et. seq., as amended from time to time, and relevant guidelines published by the FDA relating to the standard of practice that is acceptable to the FDA and as required by Applicable Laws.

1.4. “Change of Control” means (i) the acquisition, directly or indirectly, of beneficial ownership of a percentage of the voting power of a Party sufficient to exercise de facto control over the policies and business decisions of such  Party or of all or substantially all of the business or assets of such Party (whether by way of merger, sale of stock, sale of assets or otherwise) by any person or entity (including a “group” as defined in Section 13(d)-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)) (provided that the acquisition of less than 50% of such voting power shall not be deemed to constitute a “Change of Control” for as long as the acquiror or “group” qualifies to report, and does in fact report, its beneficial ownership on Schedule 13G in accordance with Rule 13(d)-1 promulgated under the Exchange Act) or (ii) the appointment or election to the Board of Directors of a Party of members constituting a majority of such Board who were not appointed, approved or recommended for election by the Board of Directors as constituted immediately prior to the appointment or election of such majority.

1.5. [***]

1.6. “Commencement Date” means the date on which Forest commercially launches the Product in the relevant country within the Territory.

1.7. “Commercial Working Group” has the meaning set forth in Section 3.3.

1.8. “Commercially Reasonable Efforts” means those diligent, good faith efforts and resources to be expended by a Party to accomplish an objective as such Party would normally use for a product or compound owned by it or to which it has rights of the type it has hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account, issues of safety and efficacy, product profile, the regulatory environment and status of the Product, the competitive environment, the extent of market exclusivity, and other relevant  factors then prevailing, [***].  The phrase “Commercially Reasonable” as used herein shall be interpreted in a corresponding manner.

1.9. “Compound” means Levomilnacipran, an enantiomer of Milnacipran designated by Pierre Fabre as F-2695, having the chemical structure set forth on Schedule 1.9 of this Agreement, and its pro-drugs, metabolites, salts and polymorphs.

1.10. “Contract Year” means, with respect to a country in the Territory, for (a) the first Contract Year, the period beginning on the first day of the first Quarter following the Commencement Date in such country and ending twelve months after such date, and (b) each subsequent Contract Year, each successive twelve-month period or portion thereof thereafter in such country during the Term.  The first Contract Year shall also be deemed to include the period from the Commencement Date in such country to the first day of the first Quarter of such Contract Year.

1.11. “Control” or “Controlled” means, with respect to any intellectual property right of a Party, that the Party or its Affiliate owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided in this Agreement without violating the terms of an agreement with any Third Party.

1.12. “Cost of Goods” means Pierre Fabre’s or Forest’s direct costs of materials and labor incurred in acquiring (including any acquisition costs paid to Third Parties for materials or services acquired), formulating, manufacturing, packaging and labeling the Compound or Product, as the case may be, including quality assurance and quality control activities necessary to release the Compound or Product, together with directly allocable manufacturing overheads (but excluding corporate, general or administrative overheads).  Cost of Goods shall be determined in accordance with Pierre Fabre’s and Forest’s standard cost accounting policies, respectively, in each case as consistently applied to the manufacture of pharmaceutical ingredients and products and shall not include inter-company profits among a Party and its Affiliates.  Cost of Goods shall be accrued and reflected in accordance with GAAP.

1.13. “Covered Indication” means [***]

1.14. “Cypress” means Cypress Bioscience, Inc.

1.15. “Cypress/Forest License” has the meaning set forth in Section 2.8(a).

1.16. “Cypress Reimbursement Payment” has the meaning set forth in Section 2.8(e).

1.17. “Detail” means a one-on-one, face-to-face meeting, in an individual or group practice setting, between one or more physician prescribers and one sales representative during which information regarding a Product is communicated by such sales representative as either the first product discussed (i.e., “first position”) or the second product discussed (i.e., “second position”) in such presentation.  When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail.

1.18. “Development” means all development activities performed by or on behalf of either Party with respect to the Product, including, without limitation, all activities related to, preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing.  When used as a verb, “Develop” means to engage in Development.

1.19. “Development Plan” means the development plan as of the Effective Date set forth as Schedule 1.19 hereto, as updated or amended in accordance herewith, which has been designed by the Parties with a view to obtaining Regulatory Approval by the FDA.

1.19A.“Effective Date” has the meaning set forth in Recital B.

1.20. “EMEA” means the European Medicines Evaluation Agency, or any successor agency having similar jurisdiction.

1.21. “Exclusive” means, when used in connection with a specific grant of rights that the granting Party (i) shall retain for itself no ability to use such granted rights and (ii) shall have no ability to authorize its Affiliates or Third Parties (other than the grantee of such specific rights hereunder) to use such granted rights, in the relevant territory and in the granted field of use, and for the term of, the grant.

1.22. [INTENTIONALLY OMITTED]

1.23. “[***]” means [***]

1.24. “FDA” means the United States Food and Drug Administration or any successor agency having similar jurisdiction.

1.25. “Field” means all human diagnostic, prophylactic, and therapeutic uses of a Product in any formulation or dosage form for any and all indications.

1.26. “First Negotiation Period” has the meaning set forth in Section 2.4.

1.27. “Force Majeure” has the meaning set forth in Section 11.

1.28. “Forest Improvements” means Improvements owned or Controlled by Forest, or one of its Affiliates.

1.29. “Forest Know-How” means Information, whether patented or unpatented, now or hereafter during the Term of this Agreement Controlled by Forest or any Affiliate (other than Pierre Fabre Know-How, which is licensed to Forest pursuant to this Agreement, but including Forest’s interest in the Joint Know-How), which is useful in, and to the extent related to, Developing, formulating, manufacturing, marketing or using a Product.

1.30. “Forest Patents” means each claim of each patent or patent application which is now Controlled or may hereafter be Controlled by Forest or any Affiliate or as to which Forest or any Affiliate may hereafter have rights (other than in respect of the Pierre Fabre Patents which are licensed to Forest pursuant to this Agreement, but including Forest’s interest in the Joint Patents), to the extent claiming the Compound or Product or methods for formulating, making or using the Compound or a Product, in each case including extensions, continuations, continuations-in-part, reissues and divisions thereof; provided, however, that in the event any claim shall no longer subsist or be enforceable for any reason, including the expiration, cancellation, renunciation, abandonment, disclaimer, dedication, withdrawal or failure to maintain thereof, or an adjudication of invalidity or unenforceability by a court of competent jurisdiction from the judgment of which no further appeal can be taken, such claim shall be deemed automatically excluded from the term “Forest Patents” to such extent.

1.31. “Forest Technology” has the meaning set forth in Section 2.3.

1.32. “GAAP” means, as to Forest, generally accepted accounting principles in the United States, as in effect from time to time, and as to Pierre Fabre, generally accepted accounting principles in France, as in effect from time to time, and in each case, including such accounting principles or standards as may be in effect following the Restatement Effective Date in replacement of such respective accounting principles or standards.

1.33. “GCP” means current Good Clinical Practices as set forth in the regulations established by the FDA and embodied in the Code of Federal Regulations, as amended from time to time, and relevant guidelines published by the FDA, relating to the standard of practice that is acceptable to the FDA in the conduct of clinical studies and as required by Applicable Laws.

1.34. “Generic Equivalent” means, with respect to a Product, a product containing the same active pharmaceutical ingredients as the Product (and no other active pharmaceutical ingredients) which is lawfully being sold in a country in the Territory as a generic equivalent substitutable by a pharmacist for the Product.

1.35. “GLP” means current Good Laboratory Practices as promulgated under the Act at 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and as required by Applicable Laws.

1.36. “IND” means an Investigational New Drug Application submitted to the FDA in accordance with the Applicable Laws.

1.37. “Impairment” means [***]

1.38. “Improvement” means any new or useful improvement, discovery, claim, formula, process, trade secret and technology (including confidential data and Confidential Information), to the extent relating to, derived from, or useful for the research, development, manufacture, commercialization or use of the Compound or Product (including the formulation, delivery or use thereof), including any synthesis, preparation, recovery, purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, results of clinical trials and other pre-clinical and clinical data, new product forms, product formulations, indications and specifications, in each case whether patentable or unpatentable, that is conceived or first reduced to practice or demonstrated to have utility during the Term of or in connection with this Agreement.

1.39. “Information” means all tangible and intangible (i) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, manufacturing processes, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test and safety data results), analytical and quality control data, results or descriptions of software, (ii) compounds, composition of matter, materials, and (iii) marketing data including clinical studies designed to support promotional efforts, in each case to the extent relating to the Compound or the Product in any indication.

1.39A.“Initial Indication” means the treatment of MDD in humans.

1.40. “JDC” has the meaning set forth in Section3.1.

1.41. “Joint Know-How” means all Information, whether patented or unpatented, now or hereafter during the Term of this Agreement Controlled jointly by Forest and Pierre Fabre or their respective Affiliates (other than know-how of the other Party which is licensed to a Party pursuant to this Agreement) which is useful in, and to the extent related to, Developing, formulating, manufacturing, marketing or using the Product.

1.42. “Joint Patents” means each claim of each patent or patent application which may hereafter be owned jointly, in accordance with United States laws of inventorship, by Forest or any Affiliate and Pierre Fabre or any Affiliate to the extent claiming a Compound or a Product or methods for formulating, making or using a Compound or a Product, in each case including extensions, continuations, continuations-in-part, reissues and divisions thereof; provided, however, that in the event any claim shall no longer subsist or be enforceable for any reason, including the expiration, cancellation, renunciation, abandonment, disclaimer dedication, withdrawal, failure to maintain thereof, or an adjudication of invalidity or enforceability by a court of competent jurisdiction from the judgment of which no further appeal can be taken, such claim shall be deemed automatically excluded from the term “Joint Patents” to such extent.

1.42A.“Latin America” means the following countries (and any other countries that result from the division or consolidation of such countries): Anguilla, Antigua & Barbuda, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Cayman Islands, Chile, Columbia, Costa Rica, Cuba, Curacao, Dominica, Dominican Republic, Ecuador, El Salvador, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, St. Kitts & Nevis, St. Lucia, St. Maarten, St. Vincent and the Grenadines, Suriname, Trinidad & Tobago, Uruguay and Venezuela.

1.42B.“Latin America Patents” means those Pierre Fabre Patents granted or applied for in any of the countries of Latin America.

1.43. “Letter Agreement” has the meaning set forth in Section 2.8(a).

1.44. “MDD” means Major Depressive Disorders.

1.45. “Milnacipran” has the meaning set forth in Recital A.

1.46. “Milnacipran Agreements” has the meaning set forth in Section2.8(a).

1.47. “Milnacipran Indications” has the meaning set forth in Section 2.8(a).

1.48. “NDA” means a New Drug Application submitted to the United States FDA in respect of a Product.

1.49. “Net Sales” of a Product for a period means the gross sales of such Product in a country in the Territory by Forest, its Affiliates and sublicensees to unaffiliated Third Parties for such period, recognized and recorded in accordance with GAAP, less [***]  Net Sales of Forest or its Affiliate will be determined from its books and records generally maintained in accordance with GAAP consistently applied, and Net Sales of a permitted sublicensee based in a jurisdiction other than the U.S. will be determined from its books and records generally maintained in accordance with generally accepted accounting standards applicable to such sublicensee’s pharmaceutical business generally, consistently applied.  Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including Samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of such Product among a Party and its Affiliates.

1.50. “New Product” has the meaning set forth in Section 2.4.

                        1.50A.“North America” shall mean Canada, its territories and possessions and the United States.

1.50B.“Original Agreement” has the meaning set forth in Recital B.

                        1.50C.“Pierre Fabre’s Commercialization” means activities undertaken by or on behalf of Pierre Fabre, directly or indirectly (including through a licensee), directed toward marketing, having marketed, promoted, distributing, selling, having sold, offering for sale, and providing commercial support (including activities before obtaining Regulatory Approvals), including (a) activities relating to pre-launch, launch, export, import, transport, disposal and distribution; (b) strategic marketing, sales force detailing, market access activities, advertising, medical education and liaison; and (c) all customer support, invoicing and other sales activities  with respect to the Product outside of the Territory.

1.51. “Pierre Fabre Know-How” means all Information, whether patented or unpatented, now or hereafter during the Term of this Agreement Controlled by Pierre Fabre or any Affiliate (other than Forest Know-How which is licensed to Pierre Fabre pursuant to this Agreement, but including Pierre Fabre’s interest in the Joint Know-How) which is useful in, and to the extent related to, Developing, formulating, manufacturing, marketing or using a Product.  Pierre Fabre Know-How shall exclude Pierre Fabre Manufacturing Know-How.

1.52. “Pierre Fabre Manufacturing Know-How” means all Information, whether patented or unpatented, now or hereafter during the Term of this Agreement Controlled by Pierre Fabre or any Affiliate to the extent related to the manufacture of the Compound and Product.  Wherever references are made in the Agreement and in the Supply Agreement (a) to manufacture of Compound as opposed to manufacture of Product it shall be referred to as “Pierre Fabre Compound Manufacturing Know-How” and (b) to manufacture of Product after the Compound has been manufactured, it shall be referred to as “Pierre Fabre Product Manufacturing Know-How”, respectively.  Notwithstanding anything to the contrary, Pierre Fabre Manufacturing Know-How shall exclude Pierre Fabre Know-How and Pierre Fabre Patents.

1.53. “Pierre Fabre Patents” means each claim of each patent or patent application which is now Controlled by or may hereafter be Controlled by Pierre Fabre or any Affiliate or as to which Pierre Fabre or any Affiliate may hereafter have rights (other than in respect of a Forest Patent which is licensed to Pierre Fabre pursuant to this Agreement, but including Pierre Fabre’s interest in Joint Patents) to the extent claiming the Compound or a Product or methods for formulating, making or using the Compound or a Product, including, without limitation, (i) each claim of each Pierre Fabre patent listed on Schedule 1.53 and (ii) each claim of each patent issuing from or on each Pierre Fabre patent application listed on Schedule 1.53, and in each case including extensions, continuations, continuations-in-part, reissues and divisions thereof; provided, however, that in the event any claim shall no longer subsist or be enforceable for any reason, including the expiration, cancellation, renunciation, abandonment, disclaimer, dedication, withdrawal or failure to maintain thereof, or an adjudication of invalidity or unenforceability by a court of competent jurisdiction from the judgment of which no further appeal can be taken, such claim shall be deemed automatically excluded from the term “Pierre Fabre Patents” to such extent.

1.54. “Pierre Fabre Technology” has the meaning set forth in Section 6.1(b).

1.55. [***]

1.55A.“Principal Markets” means each of [***]

1.56. “Product” means any pharmaceutical product for human use that contains the Compound either as the sole active ingredient or in a fixed dose combination with one or more other active ingredients (other than Milnacipran) and all Improvements thereto.

1.57.[***]

1.58. “Publishing Party” has the meaning set forth in Section 4.3.

1.59. “Quarter” shall refer to the calendar quarterly periods ending March 31, June 30, September 30 and December 31.

1.60. “Regulatory Approval” means the regulatory and governmental approvals and authorizations in any country necessary to Develop, manufacture, distribute, sell or market the Product in that country, including pricing and reimbursement approval, where required.

1.61. “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for a Product, including without limitation, the FDA and the EMA.

1.61A."Regulatory Materials” means regulatory applications, submissions, communications, correspondence, registration, Regulatory Approvals and/or other filings which have been made to, received from or otherwise conducted by the FDA or other Regulatory Authorities.

1.61B.“Regulatory Working Group” has the meaning set forth in section 3.4.

1.62. “Related Agreements” means the Supply Agreement and the Trademark License Agreement.

1.63. “Report” has the meaning set forth in Section2.6(b)(i).

1.64. “Review Period” has the meaning set forth in Section2.6(b)(i).

1.65. “Safety Data” has the meaning set forth in Section 4.4.

1.66. “Samples” means quantities of Product given to authorized medical professionals free of charge as part of the marketing, advertising or promotion of the Product.

1.67. “[***] Product” shall mean [***]

•           [***]

1.68. “Supply Agreement” means the Amended and Restated Purchase and Supply Agreement between Pierre Fabre and Forest dated as of the Restatement Effective Date and as the same may be amended by the Parties from time to time.

1.69. “Term” has the meaning set forth in Section 10.1.

1.70. “Territory” means the United States and Canada and their respective territories and possessions (including Puerto Rico, irrespective of political status) and Latin America.

1.71. “Third Party” means a party other than Forest and Pierre Fabre and any of their Affiliates.

1.72. “Third Party Agreement” has the meaning set forth in Section 2.4.

1.73. “Trademark” means the trademark or trademarks to be used to market the Product in the Territory (other than trademarks applicable to a Party’s business generally and not specific to a Product).

1.74. “Trademark License Agreement” means the Amended and Restated Trademark License agreement between Pierre Fabre and Forest dated as of the Restatement Effective Date and as the same may be amended by the Parties from time to time.

1.75. “United States” means the United States of America, including its territories and possessions, including without limitation Puerto Rico (irrespective of political status).

1.76. “U.S. Royalty” has the meaning set forth in Section 5.3(a).

1.77. “Valuation Panel” means a panel of three independent Third Parties having expertise and experience in the valuation of pharmaceutical products for human use in the Territory appointed by mutual agreement of the Parties.  In the event the Parties are required by the terms hereof to select a Valuation Panel, each Party shall select one such expert within [***] and the two experts so chosen shall select a third who shall serve as chairperson of the panel.  Each Party shall instruct the expert chosen by it to attempt to reach agreement upon such third expert as promptly as practicable, and if possible within [***].  The decision of a majority of the members of the panel entered into shall be deemed the decision of the Valuation Panel.  The Parties shall instruct the Valuation Panel to reach its decision as promptly as practicable, and if possible within [***] of selection of the third member.  The costs of this Valuation Panel shall be covered [***].  Except to the extent otherwise agreed by the Parties, the Valuation Panel will proceed in accordance with the procedural rules of arbitration established pursuant to Section 16.2 as if an arbitration pursuant to such Section.

2.           Grant of License; Exclusivity; Right of First Refusal; New Products; Milnacipran.

2.1. Grant of License by Pierre Fabre. Subject to the terms and conditions of this Agreement, Pierre Fabre hereby grants to Forest (i) an Exclusive license under the Pierre Fabre Patents, Pierre Fabre Know-How and under Pierre Fabre’s interest in the Joint Patents and Joint Know-How to use, offer for sale, sell, have sold, promote, distribute, otherwise transfer and import the Product in the Field in the Territory, subject to the restrictions indicated in Section 2.8, (ii) a co-exclusive license under the Pierre Fabre Patents, Pierre Fabre Know-How and under Pierre Fabre’s interest in the Joint Patents and Joint Know-How to Develop the Product in the Field anywhere in the world solely for purposes of commercialization of the Product in the Field and in the Territory, subject to the restrictions indicated in Section 2.8 and the obligations with respect to clinical studies set forth in Section 4.2, and (iii) an Exclusive license under the Pierre Fabre Patents, Pierre Fabre Know-How, Pierre Fabre’s interest in the Joint Patents and Joint Know-How, and Pierre Fabre Product Manufacturing Know-How to make, have made and formulate the Product anywhere in the world solely for purposes of commercialization of the Product in the Field and in the Territory, in each case in accordance with the terms of this Agreement.

2.2. Sublicensing by Forest.

(a) With respect to the United States, Forest may sublicense its rights hereunder to its Affiliates and shall provide written notice thereof to Pierre Fabre.  With respect to Canada and each country of Latin America, Forest may sublicense its rights hereunder to (i) any of Forest’s Affiliates upon written notice to Pierre Fabre or (ii) a Third Party with the prior written consent of Pierre Fabre, which consent shall not be unreasonably withheld or delayed.  [***]

(b) All sublicenses granted by Forest hereunder will be in writing and consistent with all the terms and conditions of this Agreement and shall not include a further right to sublicense.

(c) Forest shall be responsible for performing all of its obligations set forth in this Agreement, without regard to whether it has granted any sublicense under this section.  Without limitation of the preceding sentence, Forest shall be responsible for reporting to Pierre Fabre the sales of Product by any sublicensee and paying the royalties on Net Sales to Pierre Fabre, in each case as though such sales were made by Forest itself.

2.3. Grant of License by Forest.

(a) Subject to the terms and conditions of this Agreement, Forest hereby grants Pierre Fabre (i) an Exclusive license, including the right to sublicense, under the Forest Patents, Forest Know-How, Forest’s interest in the Joint Patents and Joint Know-How and Forest Improvements (“Forest Technology”)  to make, have made, use, offer for sale, sell, have sold, promote, distribute, otherwise transfer and import the Product in the Field outside the Territory, (ii) a co-exclusive (with Forest) license, including the right to sublicense, under the Forest Technology to Develop the Product in the Field anywhere in the world solely to perform activities contemplated by the Development Plan or for purposes of Commercialization of the Product in the Field outside of the Territory, subject to the restrictions indicated in Section 2.8 and the obligations with respect to clinical studies set forth in Section 4.2, and (iii) an Exclusive license, including the right to sublicense under the Forest Technology to formulate the Product anywhere in the world solely for purposes of Commercialization of the Product in the Field and outside the Territory.  The above license shall be (i) fully paid to the extent necessary to permit Pierre Fabre to fulfill its obligations under this Agreement and the Related Agreements, and (ii) shall be subject to Pierre Fabre’s payment to Forest of the Development Contribution (as defined below) to the extent Pierre Fabre exercises its rights under the license for any other purpose, including without limitation, for any use or incorporation of or any reference to the Forest Technology, including for this purpose, the data (including Safety Data arising from Forest’s clinical study Development program if relied upon by Pierre Fabre to submit an application for Regulatory Approval but not if such Safety Data is included simply for purposes of completeness) generated from Forest’s Development activities hereunder, in connection with Pierre Fabre’s Development and Commercialization of the Products for sale and distribution outside of the Territory.  In the event Pierre Fabre desires to use Forest Technology for purposes other than in fulfillment of its obligations hereunder, Pierre Fabre shall provide written notice to Forest identifying the Forest Technology that it proposes to use and describing such proposed use.  Pierre Fabre and Forest shall then negotiate in good faith to determine the appropriate allocation of the Development expenses incurred by Forest with respect to the Forest Technology that Pierre Fabre proposes to so use, including if applicable the sharing of on-going Development expenses associated with such Forest Technology (the “Development Contribution”), taking into consideration relevant factors, including the type of Forest Technology to be used, Pierre Fabre’s intended use of such Forest Technology, the relative value of the market in which Pierre Fabre intends to use the licensed rights, and the timing of Pierre Fabre’s election in relation to the timing of Forest’s acquisition or development of such Forest Technology.

(b) Notwithstanding the foregoing, the licenses granted pursuant to Section 2.3(a) from Forest to Pierre Fabre, if any, shall be deemed to be fully paid (i.e., without an obligation to pay the Development Contribution) and perpetual with respect to the Fully Paid Forest Technology.  The “Fully Paid Forest Technology” means that certain Forest Technology which (i) covers a Product containing the Compound as its sole active ingredient in the initial formulation covered by the NDA submitted by Forest and approved by the FDA in the United States prior to the Restatement Effective Date, (the “Initial Product”), (ii) was developed by Forest for purposes of obtaining approval of the Initial Product in the United States in the Initial Indication, and (iii) exists on the Restatement Effective Date,  including the Regulatory Materials set forth in Schedule 2.3(b)-1 hereto whether existing on the Restatement Effective Date or developed after the Restatement Effective Date, provided that Fully Paid Forest Technology shall also include minor Improvements to the initial formulation developed after the Restatement Effective Date provided such Improvement did not require Forest to perform additional clinical development or significant pre-clinical or pharmaceutical development in order to obtain approval of such Improvement in the Territory.  For the sake of clarity, it is hereby understood and agreed by Forest and Pierre Fabre that the Fully Paid Forest Technology does not include any Forest Technology developed by Forest with respect to any Product or indication other than the Initial Product for the Initial Indication.  Notwithstanding the foregoing, Pierre Fabre shall have the right to use the Fully Paid Forest Technology for its or its sublicensees development, manufacture and commercialization of any Product, including the Initial Product, in any indication, including the Initial Indication, outside the Territory, and any Improvements to the Fully Paid Forest Technology so developed by Pierre Fabre shall be deemed Pierre Fabre Technology subject to this Agreement.  Notwithstanding anything to the contrary herein, Pierre Fabre shall not use any Forest Technology, including the Fully Paid Forest Technology, to [***] Within [***] from the Restatement Effective Date and thereafter from time to time, Forest shall provide to Pierre Fabre access to the Fully Paid Forest Technology, reasonably requested by Pierre Fabre and which are reasonably necessary or useful to allow Pierre Fabre (its Affiliates and sub-licensees) to obtain and maintain Regulatory Approvals, and to perform Commercialization activities with respect to the Initial Product in the Initial Indication outside the Territory.  Pierre Fabre’s right and license pursuant to this Section 2.3 shall include a right of reference to and a right to use and incorporate all or portions of Forest’s Regulatory Materials in Pierre Fabre’s applications for Regulatory Approvals of the Initial Product in the Initial Indication for purposes of its Commercialization in any country outside the Territory.  In furtherance of the rights granted to Pierre Fabre pursuant to this Section 2.3, following Forest’s receipt of Pierre Fabre’s first written request for support activities (which notice shall be provided at least [***] in advance of any requested support), Forest will provide in a prompt and timely manner reasonable cooperation and assistance to Pierre Fabre in connection with Pierre Fabre’s use of such Fully Paid Forest Technology to seek and maintain Regulatory Approvals outside of the Territory, including assisting Pierre Fabre in responding to inquiries from Regulatory Authorities outside the Territory, provided that Pierre Fabre shall reimburse Forest [***].  A list of the estimated support activities needed by Pierre Fabre from Forest to seek and maintain Regulatory Approvals outside the Territory is set forth in Schedule 2.3(b)-2.  The initial [***] Forest spends in connection with supporting the activities listed in Schedule 2.3(b)-2 will be billed at an hourly FTE rate of [***].  If Forest provides support beyond the initial [***] at Pierre Fabre’s reasonable request, or if Forest provides support for additional activities (beyond those described in Schedule 2.3(b)-2) at Pierre Fabre’s reasonable request, such additional FTE hours devoted by Forest will be reimbursed by Pierre Fabre at a higher hourly FTE rate of [***].  Forest’s obligations to support Pierre Fabre to seek and maintain applications for Regulatory Approval outside of the Territory pursuant to this Agreement shall be limited to [***]  The detailed modalities of such assistance and the planning for such assistance will be agreed in writing by the Parties in advance.  The Parties shall coordinate the exchange of information contemplated by this Section 2.3(b) through the Regulatory Working Group.  All FTE rates set forth in this Agreement shall be subject to annual adjustment by Forest to reflect increases in the Employment Cost Index for the United States for the relevant employee base for the relevant period.

2.4. Right of First Negotiation.  In the event that during the Term hereof Pierre Fabre determines to enter into a license, collaboration or distribution agreement for purposes of the commercialization of a product containing an enantiomer of Milnacipran other than the Compound (the “New Product”) in the Territory or determines to undertake such commercialization itself (or through an Affiliate) and not with a Third Party, Pierre Fabre shall (or shall cause such Affiliate to) so notify Forest in writing and shall offer to negotiate in good faith with Forest Commercially Reasonable terms and conditions on which Forest may acquire exclusive rights or partnership with Pierre Fabre or its Affiliate to develop, commercialize and distribute such New Product in the Territory.  In the event that the Parties are unable to reach agreement on such terms and condition within [***] of the date of such notice (the “First Negotiation Period”), then subject to Sections 2.5 and 2.6, Pierre Fabre (or its Affiliates) shall have the right to proceed with such commercialization and distribution by itself and without the participation of Forest; provided, however, that Pierre Fabre shall not (and shall cause its Affiliates not to) enter into any agreement granting rights to a Third Party to commercialize or distribute a New Product (a “Third Party Agreement”) without having first (i) offered Forest the opportunity to enter into an agreement with Pierre Fabre (or any such Affiliate) on  substantially the same terms and conditions as are contained in the Third Party Agreement, and (ii) given Forest not less than [***] to accept or reject such offer.  If Forest fails to accept such offer in writing within such [***] period (the “First Refusal Period”), then subject to Sections 2.5 and 2.6, Pierre Fabre (or its Affiliate) shall have the right to enter into such Third Party Agreement provided there have been no material changes in the terms and conditions thereof.  In the event that Pierre Fabre (or any of its Affiliates) has not itself actively commenced commercialization or distribution of the New Product within [***] of the end of the First Negotiation Period or in the event that Pierre Fabre or any of its Affiliates has not entered into a Third Party Agreement within [***] of the end of the First Refusal Period with respect to such Agreement, then and in any such events, the provisions of this Section 2.4 shall apply to any subsequent proposal by Pierre Fabre to directly or indirectly commercialize or distribute the New Product.

For purposes of determining the commercial reasonableness of any terms and conditions proposed in negotiations between the Parties in the event of the proposed commercialization of such New Product by Pierre Fabre itself, the terms and conditions of this Agreement as they reflect the sharing of value between Pierre Fabre and Forest with respect to the rights to the Product in the Territory shall be deemed Commercially Reasonable terms for such New Product in the Territory and shall be applied to the negotiations with respect to any such transaction irrespective of the form of the proposed transaction, taking into account then applicable differences, including, but not limited to, market value, competitive conditions, proprietary rights to active ingredients or technology, the stage of development of the New Product and the effect upon the value of the licenses granted hereunder.

2.5. Prevention of Diversion; Exclusivity.

(a) To the fullest extent permitted by Applicable Laws, Forest (including its Affiliates) is prohibited from selling or distributing Product outside the Territory and Pierre Fabre (including its Affiliates) is prohibited from selling or distributing Product inside the Territory.  Each Party shall be obligated to take all lawful actions as may be required to assure that its sublicensees and distributors comply with the provisions of this Section, including without limitation by limiting or terminating supply of Compound or Product to any sublicensee or distributor that is not acting in compliance with this Section, and will promptly notify the other Party (with all relevant details possessed by such Party) if it believes a violation of this provision by either Party has occurred.

(b) In furtherance of the exclusive license granted to Forest hereunder, Pierre Fabre, on its behalf and on behalf of its Affiliates, agrees not to study, develop, register, use, distribute, offer for sale, sell, have sold or import a New Product for any Covered Indication in the Territory.

2.6. New Products.  During the Term of this Agreement, in the event Pierre Fabre either directly or indirectly through an Affiliate, licensee or sublicensee wishes to commercialize a New Product for use in the Territory, then unless the New Product is subject to a license or other collaboration with Forest pursuant to Section 2.4 above, Pierre Fabre shall be subject to the following:

(a) Pierre Fabre shall not launch such New Product in any country within the Territory for any indication until [***] following the Commencement Date within each such country.  In addition, upon launch of any New Product in accordance with this Section 2.6(a), Pierre Fabre shall use and shall cause its Affiliates, licensees and sublicensees to use Commercially Reasonable Efforts to prevent any use of such New Product in any Covered Indication.

(b) If such New Product is launched in any country within the Territory for any indication other than a Covered Indication in accordance with Section 2.6(a), and if such New Product is prescribed based on a primary diagnosis of a Covered Indication for which the Product has received Regulatory Approval, the provisions of this Section 2.6(b) shall apply:

(i)           Pierre Fabre will reimburse Forest for the economic benefit that Forest would have realized had such sales of the New Product for use in the Covered Indication been sales of Product instead of the New Product as determined in accordance with this Section 2.6(b).  Such economic benefit shall be calculated based on, and to the extent of prescriptions for the New Product reflecting a primary diagnosis of a Covered Indication.  Such economic benefit shall be calculated to be [***].

(ii)           In the event that Forest believes that it is entitled to reimbursement under this Section 2.6(b), it will provide Pierre Fabre written notice claiming reimbursement from Pierre Fabre under this Section 2.6(b), specifying the amount of the reimbursement and supporting data regarding the number of prescriptions for use of the New Product based on a primary diagnosis for an applicable Covered Indication, as reported by an appropriate data service such as National Disease and Therapeutic Index (NDTI) or Verispan Physician Drug and Diagnosis Audit, (or for purposes of markets in the Territory outside of the United States, a comparable leading index of general acceptability for such market), which was used to calculate the amount of the reimbursement (the “Report”).  Pierre Fabre shall have up to [***] after the date of such notice (the “Review Period”) to review the information provided in the notice from Forest.  In the event that Pierre Fabre agrees with the amount of the reimbursement, it shall promptly reimburse Forest for such amount.  Pierre Fabre may, at any time during the Review Period, provide written notice to Forest that it wishes to have an independent Third Party market research firm conduct market research designed to collect accurate information regarding the primary diagnosis that led to the prescription for the New Product.  Pierre Fabre and Forest will mutually agree on the identity of the market research firm and the design of the market research plan.  Pierre Fabre will bear the cost of conducting such market research unless the results of such market research reflect that the actual number of primary diagnoses for a Covered Indication that led to the prescription for the New Products was less than such number in the data originally provided by Forest by more than [***], in which case Forest shall bear such cost.  If Pierre Fabre and Forest cannot agree on these matters within [***] after notice from Pierre Fabre requesting such market research be conducted, then either Party may request dispute resolution using a Valuation Panel.

(iii)           Instead of Forest using data from a data service as provided above, Forest may provide the Report and written notice to Pierre Fabre that it wishes to have an independent Third Party market research firm conduct market research as the basis for determining the amount of the reimbursement, in which case the design of such market research will be subject to mutual agreement by Pierre Fabre and Forest and Forest will bear the cost of conducting the market research.

(iv)           The results of any market research conducted pursuant to this Section 2.6(b) shall be binding on Pierre Fabre and Forest for purposes of calculating the amount of the reimbursement.

2.7. Section 365(n).  All rights and licenses granted under or pursuant to this Agreement by Pierre Fabre or Forest are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any comparable laws in other countries, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and such other laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

2.8. Milnacipran.

(a) The Parties acknowledge that they are parties to the following agreements, among others, relating to the development and commercialization of Milnacipran:  the Letter Agreement (“Letter Agreement”) dated January 9, 2004 among Forest, Pierre Fabre and Cypress; the License and Collaboration Agreement between Forest and Cypress dated January 9, 2004 (the “Cypress/Forest License”); the Third Restated License Agreement between Pierre Fabre and Cypress dated January 9, 2004; the Purchase and Supply Agreement between Pierre Fabre and Cypress dated January 9, 2004; and the First Restated Trademark Agreement between Pierre Fabre and Cypress dated January 9, 2004 (collectively, the “Milnacipran Agreements”).  The Milnacipran Agreements provide for certain obligations and limitations which impact the Development and commercialization of the Product.  Each Party acknowledges that it is fully aware of the restrictions applicable to the Development, commercialization, distribution, promotion and sale of the Product in the United States and Canada resulting from the Milnacipran Agreements and agrees to comply with the terms and conditions of the Milnacipran Agreements to the extent such terms and conditions are related to the subject matter of this Agreement and to perform its respective obligations under this Agreement in a manner so as not to breach or cause the other Party to breach any of the provisions of the Milnacipran Agreements to the extent such provisions are related to the subject matter of this Agreement.

(b) Forest represents to Pierre Fabre as of the Effective Date that (i) prior to execution of this Agreement, it has complied with the provisions of Section 2.7 of the Cypress/Forest License and (ii) pursuant to Section 3.7 of the Letter Agreement, during the term of the Milnacipran Agreements, Forest, its Affiliates and permitted sublicensees, if any, shall not study, develop, register, use, distribute, offer for sale, sell, have sold or import the Product for any of the indications of FMS, chronic fatigue syndrome, attention deficit/hyperactivity disorder, visceral pain syndromes, functional somatic syndromes, cognitive dysfunction (to the extent not associated with depression), sleep disorders (to the extent not associated with depression), irritable bowel syndrome, chronic lower back pain, chronic pelvic pain, interstitial cystitis, non-cardiac chest pain, neuropathic pain, temporomandibular joint disorder, atypical face pain, tension headaches, multiple chemical sensitivities, chronic pain associated with drug or radiation therapy or other chronic pain indications (the “Milnacipran Indications”) for which Milnacipran has received Regulatory Approval or is in active development anywhere in the United States or Canada.

(c) Pierre Fabre agrees, during the term of the Milnacipran Agreements, that it will not, and it will cause its Affiliates and licensees not to, study or develop the Product for any of the Milnacipran Indications for which Milnacipran has received Regulatory Approval or is in active development anywhere in the United States or Canada.

(d) Each Party acknowledges that it has full knowledge of the patent rights held by Cypress or [***] related to Milnacipran and which may include in their scope a description of the Compound.

(e) The Parties agree that any amounts payable to Cypress as a result of a diversion of sales from Milnacipran to the Product for the Milnacipran Indications as defined in and pursuant to Section 3.7 of the Letter Agreement (a “Cypress Reimbursement Payment”) shall be [***].  Forest shall be entitled to credit Pierre Fabre’s share of the Cypress Reimbursement Payment against royalty payments due to Pierre Fabre and Forest shall be responsible for remitting the entire Cypress Reimbursement Payment from the proceeds of Net Sales and shall provide concurrent notice of such payment to Pierre Fabre.

(f) In recognition of the Parties’ existing arrangements with respect to Milnacipran, the Parties agree that for purposes of determining whether activities to be undertaken pursuant to this Agreement are Commercially Reasonable, Forest shall be entitled to consider the impact of such activities on the development and commercialization of Milnacipran, including without limitation, any obligations it may have under the Milnacipran Agreements.  Forest represents to Pierre Fabre that as of the Effective Date, it has no knowledge of any conflict created by its development and promotion of Milnacipran which would have a material negative impact on its Development and promotion of the Product hereunder.  In the event Forest determines that any of its activities with respect to Milnacipran may reasonably be expected to materially impact Forest’s obligations hereunder, Forest shall identify and discuss in good faith such potential impact with Pierre Fabre.

3.           Committees.

3.1. Joint Development Committee. The Parties shall establish a joint development committee (“JDC”) within thirty [***] following the Effective Date that will be responsible for overseeing the Development of the Product in the Field on a worldwide basis, and will serve as a forum for exchanging data, information and Development strategy regarding the Product.  The JDC will consist of three (3) senior representatives from each Party, each of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities.  Pierre Fabre and Forest will each designate a co-chair for the JDC from its members.  The co-chairs will be responsible for calling meetings and setting the agenda (which shall include a list of all participants expected at a meeting) and circulating such agenda prior to each meeting and distributing minutes of the meetings following such meeting, but will not otherwise have any greater power or authority than any other member of the JDC.  JDC members shall have such expertise as appropriate to the activities of the JDC from time to time and the JDC shall invite personnel of the Parties having formulation, manufacturing, commercial, marketing and other expertise to participate in discussions of the JDC from time to time as appropriate to assist in the activities of the JDC.  Subject to reasonable advance notice to the other Party, either Party may invite personnel with appropriate experience in light of the agenda topics to attend meetings of the JDC.  The JDC shall from time to time as appropriate consult with the Commercial Working Group as to the establishment of Development goals and objectives and other related matters, including without limitation, defining a target Product profile and developing a program of Phase IIIB and Phase IV studies and a global publication strategy.

(a) Responsibilities.  The JDC’s responsibilities will include, among others:  (i) preparing and approving the Development Plan for the Product, and any amendments to such plan, (ii) approving (or establishing procedures to approve) protocols for pre-clinical or clinical studies under the Development Plan, (iii) allocating responsibility for Development work between the Parties, (iv) making modifications to and performing quarterly monitoring of progress of pre-clinical and clinical studies under the Development Plan and proposing additional studies for the Product, (v) facilitating the exchange of all data, information, material or results relating to the Development of the Product, and (vi) coordinating Development activities not specifically provided in the Development Plan, (vii) reviewing and discussing the registration process for the Product, (viii) reviewing and discussing if there is any basis for filing any NDA for the Product, including discussions regarding whether the Development program indicates issues of safety or efficacy that are likely to prevent or significantly delay the filing or approval of the NDA or to result in labeling or indications that would significantly adversely affect the marketing potential of the Product.  The JDC may appoint subcommittees as desired.

(b) Meetings.  During any period in which Development activities are being performed (or as otherwise may be agreed by the Parties), the JDC will meet at such frequency as shall be established by the Parties, provided that prior to approval of the first NDA for the Product in the United States, the JDC shall meet not less frequently than [***] per year.  Meetings of the JDC shall alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JDC, or may be held telephonically or by video conference; provided, however, that at least one (1) meeting per year shall be face to face meetings unless the JDC otherwise agrees.  Meetings of the JDC shall be effective only if at least one (1) representative of each Party is in attendance or participating in the meeting.  Members of the JDC shall have the right to participate in and vote at meetings by telephone.  Each Party shall be responsible for expenses incurred by its employees and its members of the JDC in attending or otherwise participating in JDC meetings.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  The minutes of each JDC meeting shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JDC.  Minutes of each JDC meeting shall be approved or disapproved, and revised as necessary, at the next meeting.

(c) Decision-Making.  Each Party’s representatives on the JDC will collectively have one vote on all matters that are within the JDC’s responsibility.  The JDC members will use reasonable efforts to reach consensus on all decisions in accordance with Section 3.1(d).  In the event that the members of the JDC are unable to agree on a particular issue, such issue shall be referred to the Chief Scientific Officers of the Parties or their designees for attempted resolution of such matter.  Such executive officers shall use good faith efforts, in compliance with Section 3.1(d), to resolve promptly such matter.  If within [***] from such referral, they are unable to reach a decision, the matter shall be referred to the Chief Executive Officers for resolution.  In the event that such officers are unable to reach consensus with respect to a particular issue after a period of [***] through good faith negotiations, then (i) with respect to disputes related to Development or regulatory matters relating to the Territory, Forest shall have final decision making authority and (ii) with respect to disputes related to Development or regulatory matters relating to countries outside of the Territory, Pierre Fabre shall have final decision making authority.  Notwithstanding the foregoing, neither Party will conduct clinical Development activities in the other Party’s territory (i.e., Pierre Fabre will not conduct clinical Development activities in the Territory and Forest will not conduct clinical Development activities outside the Territory) which the other Party reasonably believes, in good faith, may materially adversely affect the Development, regulatory status or commercialization of the Product in the Field in its territory.

(d) Good Faith.  In conducting themselves on any committees, and in exercising their rights under Section 3.1(c), all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them.  In exercising any decision-making authority granted to it under this Section 3.1(c), each Party shall act based on its good faith judgment of what is in the best interests of the Product and the collaboration hereunder.  Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with Applicable Laws.

3.2. Manufacturing Working Group.  The Parties shall establish a manufacturing and supply chain working group (the “MWG”) in accordance with the terms of the Supply Agreement to oversee manufacturing of the Compound and Product in accordance with the Parties’ respective responsibilities under Section 4.7.

3.3. Commercial Working Group.  The Parties shall establish a working group (the “Commercial Working Group”) to facilitate the exchange of commercial information, including without limitation, information relating to marketing strategies and global product positioning, and the coordination of certain commercial activities, including, Phase IIIB and Phase IV studies and publication strategies.  The Commercial Working Group shall consist of an equal number of members from each Party with appropriate commercialization responsibilities.

3.4. Regulatory Working Group.  The Parties shall establish a Regulatory Working Group (the “Regulatory Working Group”) to facilitate the exchange of information with respect to Forest’s submission and maintenance of Regulatory Approvals in the Territory and Pierre Fabre’s submission and maintenance of Regulatory Approvals outside the Territory, exchange of clinical data and global safety data between the Parties for use in their respective territories, discussion, and as appropriate, coordination of risk management plans.  The Regulatory Working Group shall consist of an equal number of members from each party with appropriate regulatory, clinical and safety responsibilities.  Meetings will be held according to the same rules than those agreed with respect to the JDC pursuant to Section 3.1(d).

3.5. Alliance Managers.  In addition to the JDC, Pierre Fabre and Forest each acknowledge and agree that it would be beneficial to each to have a representative with a general understanding of the Development, manufacturing and commercialization issues relating to the Compound and the Products to act as an alliance manager (“Alliance Manager”), and, to the extent not already appointed, will appoint such a person promptly after the Restatement Effective Date.  It is envisioned that the Alliance Managers will serve as a primary point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties.  The Alliance Managers will work together to manage and facilitate the resolution (in accordance with the terms of this Agreement) of business issues between the Parties that arise in connection with this Agreement.

4.           Certain Obligations of the Parties.

4.1. Development Plan; Allocation of Development Work.

(a) Development activities for the Product in MDD in the United States will be conducted as outlined in the Development Plan and each Party will exercise Commercially Reasonable Efforts in performing Development activities assigned to it under the Development Plan and adhering to timelines in order to meet target dates set forth in the Development Plan.  The JDC shall periodically review the progress of the Parties in respect of their Development activities and shall establish, and update as appropriate, the timeline for the filing of an IND in the United States for the initiation of Phase III clinical trials with the Product and the filing of an NDA for the Product in MDD.  Each Party will use Commercially Reasonable Efforts to perform its Development activities in order to enable Forest to file such IND and NDA in accordance with the timeline established by the JDC.

(b) Pierre Fabre shall be responsible for the costs of [***].

(c) Forest shall be responsible for all costs of [***].

(d) Pierre Fabre shall supply Forest with its requirements of Product for all Development work [***].The parties acknowledge that, as of the Restatement Effective Date, Pierre Fabre has no further obligation to supply Product to Forest for Development work.

(e) Pierre Fabre will provide quantities of Compound reasonably required by Forest for Development work, including Compound contained in clinical supplies and for use in manufacturing development, scale-up and validation activities [***] up to a maximum amount of [***] of Compound plus such amounts of Compound as are required by Forest to perform pharmacokinetic studies and stability testing for ICH Stability Zone IV conditions with respect to the Compound, such amounts not to exceed [***].  Forest acknowledges that it has received from Pierre Fabre prior to the Restatement Effective Date, [***] of Compound, without charge.

(f) Canada -Latin America.  Notwithstanding anything to the contrary contained in this Agreement, Forest shall have the sole responsibility for and sole decision making authority with respect to the Development of the Product in the Field for purposes of commercialization in Latin America and Canada and, subject to the other provisions of this Section 4.1, Forest shall be responsible for its cost to perform such Development activities.  For the avoidance of doubt, the Parties shall (1) coordinate Development through the JDC pursuant to Section 3.1, and (2) review and discuss registration of the Product and exchange information regarding the Product through the Regulatory Working Group pursuant to Section 3.4.  In addition, Forest shall update Pierre Fabre as to the status of all such Development activities in accordance with Section 4.2(a).  Pierre Fabre shall provide assistance and cooperation to Forest with respect to such Development activities as reasonably requested by Forest, including the sharing of information as contemplated by Sections 4.2(a) and (b).

4.2. Exchange of Development Information and Know-How; Coordination of Clinical Development Activities.

(a) Each Party shall periodically keep the other Party informed in reasonable detail as to the progress and status of Development activities being conducted by it with respect to the Product and the status of indications with Regulatory Authorities with respect to the Product.  In addition, Pierre Fabre shall keep Forest periodically informed of any Know-How hereafter developed or acquired by it and will provide such Know-How in written form to Forest, as reasonably required for Forest’s research, development, formulation, registration, manufacturing, marketing, sales and other activities relating to the manufacture and sale of the Product in the Territory.  At Forest’s request, Pierre Fabre will also provide reasonable technology transfer assistance to enable Forest to implement the Pierre Fabre Product Manufacturing Know-How.  Forest shall correspondingly keep Pierre Fabre periodically informed of any Know-How hereafter developed or acquired by it in the same manner described above, and provided Pierre Fabre’s license under Section 2.3 covers the use of Forest Know-How for purposes of countries outside of the Territory, Forest shall provide appropriate documentation (in such format prepared by Forest for its own activities) of such Know-How to Pierre Fabre for its use outside of the Territory.

(b) The Parties acknowledge that the license grants in Sections 2.1 and 2.3 hereof contemplate performance of clinical development activities on a worldwide basis, and the Parties recognize that it is in their best interests to keep each other informed as to such activities.  Accordingly, each Party agrees to disclose to the other Party and the JDC its plans for any clinical development activity with respect to the Compound or Product to be undertaken by a Party, its Affiliates, or licensees in the territories in which such other Party has rights to the Compound or Product, and agrees [***].

4.3. Publications.  The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products which are being marketed and distributed.  Accordingly, each Party shall be free to publicly disclose the results of clinical trials involving the Product conducted by it or, as permitted hereunder, by the other Party (and its Affiliates and licensees), subject to prior review by the other Party for issues of patentability and protection of its Confidential Information, to the extent such disclosure is required by, and consistent with, regulatory, legal or best industry practice standards applicable to such Party.  In addition, a Party intending to publish articles in scientific or medical journals or to make presentations of the results of clinical studies performed by such Party (the “Publishing Party”) shall provide the other Party through the Commercial Working Group at its earliest opportunity with any proposed abstracts, manuscripts of summaries of presentations which cover the results of clinical Development of the Product.  The other Party shall respond promptly and, in any event no later than [***] after receipt of such proposed publication or presentation.  The Publishing Party agrees to allow a reasonable period (not to exceed [***]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of the other Party.  In addition, each Party will give due regard to comments furnished by the other Party and such comments shall not be unreasonably rejected.  Each Party shall be responsible to assure that its Affiliates and licensees agree to equivalent undertakings in favor of the other Party.

4.4. Safety Data.  Each of the Parties hereto shall disclose to the other Party all safety reports and other information (collectively “Safety Data”) which it may from time to time receive or obtain (whether from sources within or without the Territory) with respect to any adverse drug experiences that relate to or might reasonably be expected to relate to Products, in accordance with a safety data exchange agreement (“SDEA”) to be mutually agreed by the Parties as promptly as possible following the Effective Date.  Pending completion of such SDEA, each Party will report adverse drug experiences to the other in sufficient time for such other Party to make any current or periodic safety reports to any Regulatory Authority with respect to which such Party has the responsibility to submit such reports.  Forest will maintain and will be the recognized holder of a global safety database for Safety Data related to Product received by either Party.  Therefore, Forest will make available data needed by Pierre Fabre outside the Territory for the purpose of establishing the following safety documents: Integrated Safety Summary (2.7.4), line listings needed to finalize Product information, Periodic Safety Update Reports, Development Safety Update Reports, Risk Management Plans (initial and up-dates), safety data for labeling modifications, as well as data to answer Regulatory Authorities requests.  As a global data base holder, Forest will transmit to Pierre Fabre reports on signal detection.  The format of data will be subject to agreement of the Parties in the SDEA, taking into account pharmacovigilance requirements within and outside of the Territory.  Forest will be responsible for reporting all Safety Data relating to the Product to Regulatory Authorities in the Territory.  Pierre Fabre will be responsible for reporting all Safety Data relating to the Product to Regulatory Authorities outside of the Territory.  Any incremental costs associated with Safety Data reporting activities conducted solely with respect to countries outside of the Territory, including any incremental cost of generating reports which are intended to comply with regulatory requirements of countries outside of the Territory, shall be for the account of Pierre Fabre.  At the request of Pierre Fabre, Forest shall provide estimates of such incremental costs in advance, and reasonably detailed documentation of all such costs to be reimbursed by Pierre Fabre.  Any use by Pierre Fabre of Safety Data generated by Forest, its Affiliates or permitted sublicensees, in clinical Development activities hereunder, shall be subject to the provisions of Section 2.3.

4.5. Regulatory Responsibilities.  Forest will exercise Commercially Reasonable Efforts in undertaking all regulatory work required to obtain in a timely manner and thereafter to maintain, at its expense Regulatory Approvals necessary to market the Product in the Principal Markets.  Applications for Regulatory Approvals (including Investigational New Drug Applications) will be submitted by Forest in its name in such jurisdictions and owned by Forest and Forest shall have authority to conduct all communications and discussions with Regulatory Authorities in the Territory.  Forest shall allow Pierre Fabre representatives to participate in any substantive meetings and substantive oral or written communications with the FDA, to the extent permitted by such Regulatory Authority.

4.6. Commercialization Responsibilities; Samples.

(a) Forest will use Commercially Reasonable Efforts to promote and market the Product, either directly or through one if its Affiliates in the United States throughout the Term commencing within [***].  The decision as to whether to launch, the timing of the launch of the Product in any other country within the Territory, and the degree of commercial and marketing effort to be utilized in marketing or distributing the Production in any such country, shall at all times be in Forest’s sole discretion, provided that when exercising any such decision, Forest shall [***], and provided further Forest will use Commercially Reasonable Efforts to promote and market the Product, either directly or through one of its Affiliates or permitted sublicensees, in [***] throughout the Term commencing with the launch of the Product in each such country, respectively.  At least [***] prior to the anticipated Commencement Date in each of the Principal Markets in the Territory, and thereafter [***] in advance of the beginning of the next applicable fiscal year, Forest will provide Pierre Fabre with a marketing plan and strategy for the Product in each such Principal Market, which shall include [***].  In addition, Forest agrees to provide Pierre Fabre through the Commercial Working Group at least biannually with reports summarizing actual marketing activities on a Principal Market by Principal Market basis within the Territory.

(b) Without limiting the generality of Forest’s obligations under Section 4.6(a), Forest agrees that it shall  [***].  Notwithstanding anything to the contrary set forth herein, in the event of any unexpected situation from and after the date hereof (including situations which arise or become materially more significant after the date hereof) that substantially changes the market potential for the Product or the commercial value of Detailing or other promotional efforts with respect to the United States, and any of the specific promotional commitments set forth herein are no longer Commercially Reasonable in light of such situation, then the promotional commitments shall be reduced to a then Commercially Reasonable level mutually agreed in good faith by the Parties, provided that in any case Forest’s commitment for the United States [***].  Failure of Forest to comply in any material respect with the obligations of this section shall be deemed a material breach of this Agreement, subject to all terms and conditions applicable to a material breach.

(c) In support of Forest’s commercialization activities hereunder and of Forest’s minimum promotional commitments pursuant to Section 4.6(b), Pierre Fabre will supply to Forest [***] the following amounts of Compound to be used for manufacturing Product to be exclusively distributed as free Samples:

(i)           In the United States and Canada, (A) during each of the [***] Contract Years, an amount of Compound the Cost of Goods of which is equal to a Dollar value of [***] and (B) during the [***] Contract Year, an amount of Compound the Cost of Goods of which is equal to a Dollar value of [***].  In the event that Forest’s minimum promotional commitments indicated in Section 4.6(b) are reduced, then the amounts of Compound to be supplied [***] by Pierre Fabre for the manufacturing of Product to be distributed as free Samples in the United States and Canada will be reduced pro rata, and

(ii)           If Forest agrees in its sole discretion to commit to [***], Pierre Fabre shall provide quantities of Compound [***] for distribution as free Samples in such countries in such amounts as are reasonably determined by the Parties in good faith. If however, no such agreement is reached between the Parties as to [***] or quantities of Compound to be supplied by Pierre Fabre [***] for distribution of free Samples, then Pierre Fabre shall have no obligation to provide quantities of Compound [***] for [***] and Forest’s commercial efforts shall not be subject to [***].

4.7. Manufacturing Responsibilities.

(a) Pierre Fabre shall be responsible for manufacturing and supplying Compound to Forest pursuant to the terms of the Supply Agreement.  Forest shall be responsible for all manufacturing of the Product for the Field with respect to the Territory other than for manufacturing of the Compound.  The Parties will perform or cause to be performed all manufacturing activities allocated to them in accordance with GCP, GLP and cGMP or corresponding Applicable Laws in the Territory and jurisdictions where the Compound or Product is being manufactured.

(b) If requested by Pierre Fabre, following the Restatement Effective Date, Forest shall use its good faith efforts to assist Pierre Fabre in negotiating an agreement with [***] (or any alternate supplier to be used by Forest as a supplemental or replacement supplier to [***]), pursuant to which [***] (or such other supplier) will supply Pierre Fabre with Product outside of the Territory [***].  If, however, no supply agreement has been consummated between Pierre Fabre and [***] (or such other alternate supplier to be used by Forest) by [***] at the latest (the “Deadline”), Forest agrees to use its good faith efforts to negotiate an agreement with [***] (or any such other alternate supplier to be used by Forest) which will enable Forest to supply Pierre Fabre with the Initial Product in bulk capsules or bulk micro beads as requested by Pierre Fabre through [***] (or such other supplier), provided such supply arrangement is not reasonably expected to have any adverse impact on the supply of Product to Forest for the Territory.  In addition, if Pierre Fabre elects to manufacture the Product itself using the Fully Paid Forest Technology pursuant to the license grant set forth in Section 2.3(a), Forest shall provide Pierre Fabre reasonable assistance to transfer the manufacturing process of the Product to Pierre Fabre facilities for up to [***] following Forest’s receipt of notice that Pierre Fabre has elected to commence manufacturing of the Product, provided that Pierre Fabre shall reimburse Forest [***].  A list of the estimated support activities needed by Pierre Fabre from Forest for the transfer of the manufacturing process is set forth in Schedule 4.7.  The initial [***] Forest spends in connection with supporting the activities listed in Schedule 4.7 will be billed at an hourly FTE rate of [***].  If Forest provides support beyond the initial [***] at Pierre Fabre’s reasonable request, or if Forest provides support for additional activities (beyond those described in Schedule 4.7) at Pierre Fabre’s reasonable request, such additional FTE hours devoted by Forest will be reimbursed by Pierre Fabre at a higher hourly FTE rate of [***].  In no event shall Forest be obligated to spend more than [***] cumulatively supporting the transfer of the manufacturing process from Forest to Pierre Fabre pursuant to this Agreement.  The detailed modalities of such assistance and the planning for such assistance will be agreed in writing by the Parties in advance.  The Parties shall coordinate the exchange of information contemplated by this Section 4.7 through the Manufacturing Working Group. All FTE rates set forth in this Agreement shall be subject to annual adjustment by Forest to reflect increases in the Employment Cost Index for the United States for the relevant employee base for the relevant period.

4.8. Third Party Contractors.  In connection with the making, using and selling of Compound or Product in connection with this Agreement, including all Development or manufacturing activities, the Parties shall use Commercially Reasonable Efforts to ensure that all permitted Third Party contractors assign or license to the contracting Party all patent rights, know-how and any other intellectual property developed or conceived in connection with any contracts entered into in connection with this Agreement.  In the event a Party is unable to obtain any such assignment or license from a Third Party contractor, then prior to entering into an agreement with such Third Party, the contracting Party shall discuss the matter with the other Party through the appropriate committee (e.g., the JDC or Manufacturing Working Group, as defined in the Supply Agreement).

5.           License Fees; Supply of Compound and Products.

5.1. License Fees.  As partial consideration for the license rights granted to Forest under the Pierre Fabre Patents, Pierre Fabre Know-How and Product Manufacturing Know-How pursuant to Section 2.1 and in view of the expected sales potential of the Product in the Territory, Forest agrees to pay Pierre Fabre the following non-refundable, non-creditable license fees (each of which shall be payable only once during the Term at the time of the first occurrence of the relevant milestone):

(a) Seventy-Five Million Dollars (US$75,000,000) payable within [***] days of the Effective Date;

(b) [***] payable within [***] days of the acceptance by the United States FDA of the first NDA for a Product filed by Forest or its Affiliate; and

(c) Thirty Million Dollars (US$30,000,000) payable within [***] days of approval by the United States FDA of the first indication for a Product under an NDA filed by Forest or its Affiliate.

Pierre Fabre acknowledges receipt of all amounts due pursuant to this Section 5.1.

5.2. Sales Milestones.  Forest will pay Pierre Fabre the following one-time milestone payments as partial consideration for the rights granted to Forest pursuant to Section 2 (each a “Sales Milestone”) (with each such milestone payable [***] of the end of the Quarter during which such milestone was achieved):

(a) [***] the first time that aggregate Net Sales of Product sold by Forest, its Affiliates and its sublicensees in the United States and Canada on an annual basis exceed [***] in any consecutive [***] period within the [***] following the Commencement Date in the United States.

(b) [***] the first time that aggregate Net Sales of Product sold by Forest, its Affiliates and its sublicensees in the United States and Canada on an annual basis exceed [***] in any consecutive [***]

(c) [***] on the [***] of the Commencement Date in the United States, [***].

(d) [***] on the [***] anniversary of the Commencement Date in the United States [***]

(e) In the event the sales level contemplated by the milestone described in either Section 5.2(c) or 5.2(d) is achieved, but the applicable milestone payment is withheld [***] such milestone shall become payable if [***]  Similarly, in the event the milestone described in either Section 5.2(c) or 5.2(d) is paid despite [***] at the time such milestone is achieved, and thereafter [***] Pierre Fabre shall refund such milestone payment to Forest.

5.3. Forest’s Royalty Obligations.

(a) U.S. Royalty.  As additional consideration for the license rights granted to Forest hereunder on the Pierre Fabre Patents, Pierre Fabre Know-How and Product Manufacturing Know-How, Forest agrees to pay Pierre Fabre during the Term, on a Quarterly basis in arrears, running royalties with respect to any Product sold by Forest or its Affiliates under a Trademark, and not as a Generic Equivalent, payable on annual Net Sales in the United States in accordance with the following schedules (the “US Royalty”):

(i)           The following schedule shall apply during the first [***] Contract Years with respect to Net Sales in the United States:

•	[***] of Net Sales up to and including [***];
•	[***] of incremental Net Sales in excess of [***] up to and including [***];
•	[***] of incremental Net Sales in excess of [***] up to and including [***]; and
•	[***] of incremental Net Sales in excess of [***].

(ii)           The following schedule shall apply to the [***] Contract Years with respect to Net Sales in the United States:

•	[***] of Net Sales up to and including [***];
•	[***] of incremental Net Sales in excess of [***] up to and including [***];
•	[***] of incremental Net Sales in excess of [***] up to and including [***]; and
•	[***] of incremental Net Sales in excess of [***].

(iii)           The following schedule shall apply following the *** Contract Year with respect to Net Sales in the United States:

•	[***] of Net Sales up to and including [***;
•	[***] of incremental Net Sales in excess of [***] up to and including [***];
•	[***] of incremental Net Sales in excess of [***] up to and including [***]; and
•	[***] of incremental Net Sales in excess of [***].

(b) Canadian Royalty.  Forest further agrees to pay Pierre Fabre, on a Quarterly basis in arrears, running royalties with respect to any Product sold by Forest, its Affiliates or sublicensees under a Trademark, and not as a Generic Equivalent, at a rate of [***] of Net Sales in Canada.

(c) Latin America Royalty.  Forest further agrees to pay Pierre Fabre, on a Quarterly basis in arrears, running royalties with respect to a Product sold by Forest, its Affiliates or sublicensees in Latin America at the following rates during the respective periods:

(i)           In each country of Latin America, with respect to periods prior to the Quarter in which Generic Equivalents to such Product capture in such country a market share of at least [***] of the aggregate market share (as measured by unit volume) of such Product (based on data provided by a reliable third party data source used by Forest in its business generally) in such country, royalties will be paid in accordance with the following schedule:

•	[***] of Net Sales up to and including [***] of aggregate annual Net Sales in Latin America;
•	[***] of incremental Net Sales in excess of [***] of aggregate annual Net Sales in Latin America.

(ii)           In each country of Latin America, commencing with the Quarter in which Generic Equivalents to such Product capture in such country a market share of at least [***] of the aggregate market share (as measured by unit volume) of such Product (based on data provided by a reliable third party data source used by Forest in its business generally) in such country, and for each Quarter thereafter during the Term, the applicable royalty rates set forth in Section 5.3(c)(i) shall be reduced by [***].

(iii)           In each country of Latin America, commencing with the Quarter in which Generic Equivalents to such Product capture in such country a market share of at least [***] of the aggregate market share (as measured by unit volume) of such Product in Latin America (based on data provided by a reliable third party data source used by Forest in its business generally) in such country, and for each Quarter thereafter during the Term, the applicable royalty rates set forth in Section 5.3(c)(i) shall be reduced by [***].

5.4. Royalty Reports & Payments.  Royalties shall be payable Quarterly within [***] of the end of the Quarter to which each payment relates and shall be reconciled on an annual basis together with the payment applicable to the fourth Quarter of Forest’s fiscal year.  Each payment of royalties shall be accompanied by a statement setting forth the amount of gross sales and Net Sales for the Quarter in sufficient detail to permit confirmation of the accuracy of the payment made (expressed in the currency of sale and units sold), the calculation of royalties due and the conversion rate used to convert royalties to US Dollars.  Notwithstanding anything to the contrary set forth herein, no royalties under this Section shall be owed to Pierre Fabre with respect to sales of a Generic Equivalent.  Royalties shall be payable in US Dollars.  Net Sales recorded in currencies other than US Dollars shall be converted into US Dollars for purposes of calculating royalties at the average rates of exchange over the relevant period determined in accordance with Forest’s customary practices.

5.5. [***]  Forest and Pierre Fabre may determine [***]

5.6. Third-Party Obligations.  Subject to Section 5.5, Pierre Fabre shall remain responsible, at its sole cost and expense, for the payment to any Third Party of any milestones, royalties or similar payments to the extent attributable to the manufacture and supply of the Compound or to the Pierre Fabre Patents or Pierre Fabre Know-How.  In the event the Parties mutually agree that Third Party technology should be acquired for Forest to use or practice a manufacturing process, technique or intermediate in order to manufacture a Product for the Territory, the Parties shall agree on an appropriate allocation of the cost of any applicable license fees, milestones or royalties or similar amounts payable to such Third Party in respect of such license, taking into account the Parties’ relative economic interests in the Product and the application of such technology to other products or activities of the Party licensing or acquiring such technology.  Subject to the foregoing, Forest shall be responsible for the cost of any other Third Party technology acquired by it for purposes of manufacturing the Product.

5.7. Books and Records.  Forest shall maintain, and shall require its Affiliates, distributors and sublicensees to maintain, books and records which accurately reflect Net Sales of Product with respect to each country within the Territory for a period of at least [***] years after the end of the period to which they relate.  Pierre Fabre shall have the right, by an accountant or other authorized representative to which Forest shall have no reasonable objection, to inspect, audit and copy such books and records no more than once per calendar year upon reasonable advance notice solely for purposes of verifying the running royalties, including adjustments, payable to Pierre Fabre hereunder.  Such inspection shall be at Pierre Fabre’s expense, provided however, that in the event the inspection determines that running royalties have been overpaid or underpaid, the Parties shall promptly make the appropriate payments or refunds to correct such payment and if an underpayment was by [***] percent or more for a consecutive [***] period, Forest will be responsible for the reasonable cost of such inspection or audit.

5.8. Withholding of Taxes.  The Party receiving payments under this Agreement will pay any and all taxes levied on account of such payment.  If any taxes are required to be withheld by the paying Party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within [***] following such payment.  Each Party shall provide the other Party with a valid tax residence certificate issued by a competent authority.

6.           Representations, Warranties and Covenants.

6.1. Pierre Fabre Representations.  Pierre Fabre hereby represents and warrants to Forest as of the Effective Date (or as of the Restatement Effective Date solely with respect to the representations and warranties set forth in Section 6.1(b) to the extent covering the Latin America Patents) and covenants to Forest as follows:

(a) Pierre Fabre is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.  The execution and delivery by Pierre Fabre of this Agreement and the performance by Pierre Fabre of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Pierre Fabre, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Pierre Fabre is a party or by which it is bound.

(b) Pierre Fabre is the sole owner of the Pierre Fabre Patents and the Pierre Fabre Know-How and has the right to grant the licenses to the Pierre Fabre Patents and Pierre Fabre Know-How in accordance with the terms and conditions hereof.  Pierre Fabre has received no notice, whether in writing or otherwise, of any pending actions, suits, judgments, settlements or claims, and is not aware of any reasonable basis for any claims, actions, suits or judgments, against Pierre Fabre with respect to (i) Pierre Fabre Patents, Pierre Fabre Know-How or Pierre Fabre Manufacturing Know-How (the “Pierre Fabre Technology”) that, if determined adversely to Pierre Fabre, would have a material adverse effect upon its ability to grant to Forest the rights under, or upon the ability of Forest to fully utilize, the Pierre Fabre Technology or (ii) Pierre Fabre’s right to enter into and perform its obligations hereunder.  To the best of Pierre Fabre’s knowledge, neither Pierre Fabre, nor any of its Affiliates has received notice, whether in writing or otherwise, of any threatened claims or litigation, and is not aware of any reasonable basis for any claims or litigation, from any Third Party (including, without limitation, by officers, directors, employees, consultants or other personnel of Pierre Fabre or any predecessor) seeking to invalidate, or alleging the invalidity of, any of the Pierre Fabre Patents.  Pierre Fabre’s right to the Pierre Fabre Technology is not subject to any encumbrance, including any license obligation, royalty obligation, lien, claim or restriction, in favor of any Third Party (including, without limitation, in favor of any current or former officers, directors, employees, consultants or personnel of Pierre Fabre or any predecessor), and Pierre Fabre covenants to maintain throughout the Term the Pierre Fabre Patents and the Pierre Fabre Know-How free and clear of any such encumbrances.  No Pierre Fabre Patents or Pierre Fabre Know-How is subject to, or was developed pursuant to any funding agreement with, any government or government agency pursuant to which such government or agency retains any rights to practice any of such technology.  Pierre Fabre is not in breach of any material provisions of any agreements with Third Parties relating to the Pierre Fabre Patents or Pierre Fabre Know-How nor is Pierre Fabre aware of any breach by any Third Party of any such agreements.

(c) All of Pierre Fabre’s employees, officers, and consultants involved in the performance of this Agreement or having access to Confidential Information provided hereunder (other than employees who perform primarily ministerial functions) have executed agreements or have existing obligations under law, or will execute such agreements or have such obligations under law requiring assignment to Pierre Fabre of all Improvements made by such individuals during the course of and as the result of their association with Pierre Fabre, and obligating such individuals to maintain as confidential Pierre Fabre’s Confidential Information, as well as the Confidential Information of persons doing business with Pierre Fabre that such individuals may receive during the course of and as the result of their association with Pierre Fabre, to the extent required to support Pierre Fabre’s obligations under this Agreement.  Pierre Fabre shall remain responsible for ensuring that all employees take such actions as required to enable Pierre Fabre to comply with its obligations hereunder.

6.2. Forest Representations.  Forest hereby represents and warrants to Pierre Fabre as of the Effective Date as follows:

(a) Forest is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation.  The execution and delivery by Forest of this Agreement and the performance by Forest of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Forest, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Forest is a party or by which it is bound.

(b) All of Forest’s employees, officers, and consultants involved in the performance of this Agreement or having access to Confidential Information provided hereunder (other than employees who perform primarily ministerial functions) have executed agreements or have existing obligations under law, or will execute such agreements or have such obligations under law requiring assignment to Forest of all Improvements made by such individuals during the course of and as the result of their association with Forest, and obligating such individuals to maintain as confidential Forest’s Confidential Information, as well as the Confidential Information of persons doing business with Forest that such individuals may receive during the course of and as the result of their association with Forest, to the extent required to support Forest’s obligations under this Agreement.  Forest shall be responsible to ensure that all employees take such actions as required to enable Forest to comply with its obligations hereunder.

6.3. No Success Representation.  In light of the developmental nature of the work to be performed, neither Party shall be deemed to represent or warrant to the other that the Development work to be performed hereunder will result in Regulatory Approval for the Product or lead to the successful commercialization thereof.

6.4. Limitations.  Nothing in this Agreement shall be construed as:

(a) a representation or warranty by Pierre Fabre as to the validity, enforceability or the scope of the Pierre Fabre Patents or any claim thereof, except as expressly stated in Section 6.1.

(b) a representation or warranty by any Party hereto, that any Product will be free from infringement of rights of Third Parties, except as expressly stated in Section 6.1.

(c) an obligation of either Party to bring or prosecute actions (other than the cooperation contemplated by Section 7.6) or suits against Third Parties for infringement.

7.           Intellectual Property Matters; Improvements.

7.1. Patent Prosecution and Maintenance.  Each of Pierre Fabre and Forest will be solely responsible for the preparation, filing, prosecution and maintenance of Pierre Fabre Patents and Forest Patents, respectively, and their interest in any patent rights in the Improvements.  Each Party will provide the other Party with copies of and a reasonable opportunity to comment upon, to the extent practicable, proposed patent filings, prosecution strategies and proposed material correspondence with patent officials or other Third Parties relating to any such patents in the Territory and due consideration shall be given to all such comments and such comments shall not be unreasonably rejected, and all material correspondence or other communications on actions which relate to the validity of a Pierre Fabre Patent shall require mutual approval of the Parties.  Each Party shall provide such comments expeditiously and in any event in reasonably sufficient time prior to any filing or other deadline communicated to it by the other Party.  In addition to the foregoing, each Party shall provide the other Party with progress reports relating to its patent prosecution, maintenance and litigation activities outside of the Territory to the extent the same would reasonably be expected to have a material impact on patent rights licensed hereunder.

7.2. Ownership of Intellectual Property.  In the event that a Party hereto Develops, discovers or acquires any Improvements, such Party shall be the sole owner of all intellectual property rights, determined in accordance with applicable laws of inventorship, in and to those Improvements, subject only to the rights of the other Party granted herein and, subject to Section 7.1, shall have the sole right, and shall be solely responsible, for applying for, obtaining and bearing all costs and expenses associated with all patents and other intellectual property rights with respect to all such Improvements, as such Party determines to be necessary or appropriate.

7.3. Joint Patents; Joint Know-How.  The Parties shall consult and determine which Party shall be responsible for filing, prosecuting and maintaining Joint Patents.  Forest and Pierre Fabre shall equally share the costs for filing, prosecuting and maintaining Joint Patents, subject to either Party’s right to elect not to so participate as set forth in Section 7.4 below.  To the extent the Parties’ interests in the Joint Patents and Joint Know-How are not covered by the exclusive licenses set forth in Section 2.1 or 2.3, the Parties intend that each Party be free to exercise its rights under the Joint Patents and Joint Know-How; therefore, the Parties hereby grant to one another a non-exclusive worldwide free license to such Party’s interests in Joint Patents and Joint Know-How except to the extent such interests are subject to the exclusive licenses set forth in Sections 2.1 and 2.3.

7.4. Election Not to Prosecute.  If either Party elects not to pursue the initial filing of a potential Pierre Fabre Patent in the Territory or a Forest Patent or Joint Patent anywhere in the world or support the continued prosecution or maintenance of any such patent, such Party will promptly so notify the other Party, and in any event in good time to enable the other Party to timely meet any applicable deadlines.  The other Party shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of any such patent at its sole expense in any country where such Party Controls rights to the Compound or a Product.  If such other Party does so elect, then the Party which has elected not to pursue such filing, prosecution or maintenance shall provide such cooperation to the other Party, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities, and shall assign all of its right, title and interest to such patent, other than its rights thereto provided by this Agreement, to the Party electing to pursue such patent activities.

7.5. Right to Pierre Fabre Improvements.  In the event that, during the Term of this Agreement, Pierre Fabre or any Affiliate develops, acquires or Controls any Improvements, Pierre Fabre shall furnish Forest with timely written notice of such Improvements, and shall furnish Forest with a data package which contains all Information, Pierre Fabre Know-How, Pierre Fabre Product Manufacturing Know-How, and other data as Forest will reasonably require in order to apply for Regulatory Approvals for such Improvements, and to implement such Improvements in Forest’s formulation, manufacture, marketing, distribution, sale or use of the Product in or with respect to the Territory in accordance with the licenses granted hereunder.  The preceding shall not be deemed to require Pierre Fabre to prepare written manifestations of Pierre Fabre Improvements to any greater extent, or in any other format than prepared by Pierre Fabre for its own use in its territory.  All Information, Pierre Fabre Patents, Pierre Fabre Know-How and other data with respect to any such Improvements shall be deemed to constitute Pierre Fabre Patents or Pierre Fabre Know-How, respectively, and such Pierre Fabre Patents and Pierre Fabre Know-How shall be deemed included in the licenses granted to Forest hereunder.  Each Pierre Fabre Affiliate and licensee shall be required to agree to grant to Forest a corresponding data package and license to Improvements.

7.6. Third-Party Infringements; ANDA Proceedings.  Each of the Parties shall notify the other of any activity or product which it reasonably believes constitutes an infringement or misappropriation, as the case may be, of the Pierre Fabre Patents, Forest Patents, Joint Patents, the Pierre Fabre Know-How, Forest Know-How, Improvements in the Territory or of any claim of invalidity in respect of a Pierre Fabre Patent, Forest Patent or Joint Patent.  Forest shall have the right to enforce the Patents against such infringing technology or to defend any such claim of invalidity, including in connection with an Abbreviated New Drug Application (or any future or alternate comparable mechanism for seeking Regulatory Approval of a Generic Equivalent, including any such mechanism applicable in countries in the Territory outside of the United States) filed by a Third Party with respect to the Product in the Territory.  Forest shall keep Pierre Fabre reasonably informed as to its strategy and the status of the action.  The Parties agree that the costs of such prosecution or defense of validity shall be [***]  The proceeds of any awards, judgments or settlements obtained in connection with an infringement or misappropriation shall be used first to reimburse Forest and Pierre Fabre for out-of-pocket costs and expenses incurred [***] in connection with the litigation [***] and any remainder shall be shared by the Parties [***].  At Forest’s request and expense, Pierre Fabre agrees to furnish Forest with such cooperation, including consenting to act as a party to litigation if required by Applicable Law, and exchange of information as Forest may reasonably request in connection with the prosecution of any such action and Forest shall consult periodically with Pierre Fabre in connection with any such action and shall reasonably and in good faith consider comments and suggestions made by Pierre Fabre, recognizing that Forest has final decision making authority in connection with such actions and provided that Pierre Fabre’s comments are provided in a timely manner.  Neither Party shall take any action which would admit the invalidity of a Pierre Fabre Patent, Forest Patent, or Joint Patent without the consent of the other Party, which consent shall not be unreasonably withheld.

7.7. Infringement of Third Party Rights.  Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either of the Parties or their Affiliates, licensees or sublicensees pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Forest shall have the first right to control the defense of any claim alleging that the development, sale or marketing of a Product in the Territory infringes any such Third Party rights.  If Forest fails to proceed in a timely manner with respect to such defense, Pierre Fabre shall have the right to control the defense of such claim.  Irrespective of which Party is taking the lead with respect to the defense of a claim, the Party taking the lead shall keep the other Party reasonably informed as to the status of any such action and shall give due regard to the comments and suggestions of the other Party with respect to the defense of such claims.  Irrespective of which Party defends the claim, the Parties will [***] the costs of such defense, and any damages, awards or royalties to which such Third Party may become entitled as a result of such claim, except to the extent such infringement claims [***]  Each Party shall have the right to participate in the defense of any such claim with counsel of its choice at its own expense.  Neither Party shall have the right to settle any claim or litigation described in this Section without the consent of the other Party, such consent not to be unreasonably withheld.

7.8. Patent Term Extension.  Forest will have the rights, in consultation with Pierre Fabre, to select the Pierre Fabre Patent, Forest Patent or Joint Patent as listed in the Patent Information section of the Product NDA (and for all corresponding filings in other countries in the Territory) for filing to obtain a patent term extension pursuant to all Applicable Laws (“PTE”).  In addition, with respect to each Product, the Parties agree to timely compile and file the necessary documentation for a PTE request (i) with respect to the United States, within [***] of approval by the FDA of the U.S. NDA for the first indication and (ii) with respect to each other country of the Territory, in a timely manner, but no later than any applicable regulatory deadline in such country.

8.           Confidentiality.

8.1. Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean proprietary and confidential information (whether or not reduced to writing) including without limitation, Information, Pierre Fabre Patents, Forest Patents, Joint Patents, Pierre Fabre Know-How, Pierre Fabre Product Manufacturing Know-How, Forest Know-How, Joint Know-How and Improvements, which any Party shall from time to time possess and disclose to the other Party that is (i) not generally known to the public or the pharmaceutical industry, unless such general knowledge results from disclosure by any Party hereto, (ii) otherwise available to Pierre Fabre or Forest, as the case may be, from a Third Party lawfully entitled to disclose such information or (iii) information which the receiving Party can demonstrate by appropriate written records was (A) already in the possession of such Party at the time of receipt thereof from the other Party or (B) independently developed by the receiving Party without use of the other Party’s Confidential Information.

8.2. Maintenance of Confidentiality.  Each of Pierre Fabre and Forest shall keep in strictest confidence all Confidential Information of the other Party and shall not disclose such Confidential Information to any Third Party except employees, consultants or other agents or Affiliates or, subject to the following sentence, sublicensees or potential sublicensees of a Party who need to receive such Confidential Information for the purpose of achieving an objective of this Agreement or in connection with due diligence process or similar investigations, and who are bound by obligations of confidentiality with respect thereto, or as may otherwise be required by law or governmental subpoena or order.  In the event a Party desires to share Confidential Information with a potential sublicensee, prior to making any such disclosure, the Party shall notify the other Party of its intent, including in such notice, the identity of the potential sublicensee and the proposed content of the disclosure, and shall consider any reasonable objections or limitations made or proposed by the other Party with respect to such disclosure.  Each Party shall promptly notify the other of any disclosure it believes is required by law or governmental subpoena or order and will cooperate with the other Party in seeking appropriate limitations or protections with respect to any such disclosure.  Each such Party shall exercise all necessary precautions to safeguard the secrecy of Confidential Information and to prevent the unauthorized disclosure thereof.  The obligations of this Section shall survive the termination or expiration of this Agreement for a period of [***].

8.3. Right to Use Confidential Information.  Subject to the terms and conditions of this Agreement, each Party shall have the right to use all Confidential Information disclosed by the other for use in seeking Regulatory Approvals and marketing a Product to the extent permitted by any license granted herein.

8.4. Privileged Communications.  In furtherance of this Agreement, it is expected that Forest and Pierre Fabre will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures will be made with the understanding that they shall remain confidential and protected from disclosure to Third Parties by the attorney-client privilege, the attorney work product doctrine, the joint defense and common interest privilege, and any other applicable privileges, doctrines, or rules of evidence, and that they will be made in connection with the shared community of legal interests existing between Pierre Fabre and Forest, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining and enforcing the Pierre Fabre Patents, Forest Patents and Joint Patents.

9.           Indemnification.

9.1. Indemnification.

(a) Pierre Fabre shall indemnify, defend (subject to Section 9.2) and hold Forest (including for this purpose its Affiliates, employees, officers, directors and agents) harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees), or damages which arise (i) from a Third Party action or claim to the extent caused by a material breach by Pierre Fabre or its Affiliates of any of its representations, covenants, warranties or obligations set forth herein, or (ii) from the Development, manufacturing, marketing, sale or distribution of (x) the Compound anywhere in the world (other than as part of the Product being sold by Forest pursuant to this Agreement) or (y) the Product outside of the Territory (including with respect to claims relating to Latin America arising prior to the Restatement Effective Date), except to the extent such damages are caused by or arise from the negligence or willful misconduct of Forest or its Affiliates or by Forest’s breach of this Agreement.

(b) Forest shall indemnify, defend (subject to Section 9.2) and hold Pierre Fabre (including for this purpose its Affiliates, employees, officers, directors and agents) harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees), or damages which arise (i) from a Third Party action or claim to the extent caused by a material breach by Forest or its Affiliates of any of its representations, covenants, warranties or obligations set forth herein or (ii) from the Development, manufacturing, marketing, sale or distribution of the Products by Forest in the Territory, except to the extent that such damages were caused by or arise from the negligence or willful misconduct of Pierre Fabre or its Affiliates or by Pierre Fabre’s breach of this Agreement.

(c) The Party obligated to provide indemnity pursuant to this Section 9.1 is hereinafter referred to as the “Indemnifying Party.”

(d) The obligations of this Section shall survive the termination or expiration of this Agreement until the expiration of all applicable statutes of limitation with respect to Third Party claims covered by this Section.

9.2. Indemnification Procedures.  Promptly after the receipt by any Party hereto of notice of (i) any claim or (ii) the commencement of any action or proceeding, such Party will, if a claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to Section 9 hereof, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding.  Such Indemnifying Party shall have the right, at its option, to defend, at its own expense and by its counsel, such claim.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have to the Indemnified Party unless and to the extent such failure can be demonstrated to have materially prejudiced the Indemnifying Party’s position.  In the event that any Indemnifying Party intends to undertake to defend any such claim, it shall promptly notify the Party seeking indemnification of its intention to do so, and the Party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such claim.  In any event, the Indemnified Party shall have the right, at its own expense, to participate in the defense of such asserted liability, provided that, subject to Section 9.3, the Indemnifying Party shall make all final decisions concerning the defense or compromise or settlement of such litigation.

9.3. Representation; Cooperation.  Each of the Parties hereto shall be entitled to be represented at any proceedings brought by the other Party under this Article 9 by its own counsel, at its own expense, and shall fully cooperate with the other Party in any such proceeding, provided it is adequately reimbursed for its out-of-pocket costs and expenses, including attorneys’ fees, reasonably incurred in providing such requested cooperation.  No Indemnifying Party shall be authorized to settle or compromise any indemnified matter without the consent of the other Party, such consent not to be unreasonably withheld or delayed.

9.4. Insurance.  Each Party shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any Related Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry for the activities to be conducted by such Parties under this Agreement and are appropriate to cover the Parties’ respective indemnification obligations hereunder (the “Coverage”). Such product liability insurance or self-insurance program shall insure against all liability, including without limitation personal injury, physical injury or property damage arising out of the manufacture, sale, distribution or marketing of the Product by such Party.  Each Party shall furnish to the other evidence of such insurance and/or self insurance upon request.  Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by one Party to the other hereunder.

9.5. Limitation on Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY LICENSES GRANTED HEREIN, PROVIDED HOWEVER THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE LIABILITIES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER THIS SECTION 9 OR UNDER THE RELATED AGREEMENTS.

10.           Term of Agreement; Termination.

10.1. Term.  This Agreement commenced on the Effective Date and, unless earlier terminated as provided in this Article 10, shall remain in full force and effect (i) in North America, with respect to each Product in each country of North America [***] and (ii) in Latin America, with respect to each country [***] (the “Term”), following which the provisions of Section 10.6 shall apply.

10.2. Forest Right of Termination.  Forest may terminate this Agreement with respect to any Product in (i) North America or (ii) Latin America, respectively, at any time upon [***] written notice to Pierre Fabre in the event that Forest reasonably determines (including without limitation, based upon the interim or final results of any clinical study), after review and discussion with Pierre Fabre and the JDC, that the Development program indicates issues of safety or efficacy that are likely to prevent or significantly delay the filing or approval of the Regulatory Approval in the United States (with respect to North America) or [***] (with respect to Latin America) or to result in labeling or indications which would significantly adversely affect the marketing of such Product in such regions or that a change in market or competitive conditions is likely to significantly adversely affect the marketing of such Product in such region based on objective data disclosed to and discussed with Pierre Fabre.  In connection with any such termination, Forest agrees to assist Pierre Fabre in facilitating the transition of activities being conducted under this Agreement with respect to such Product in such region to Pierre Fabre or any Third Party that is designated by Pierre Fabre and as soon as reasonably practicable and Forest shall transfer or assign, as applicable, to Pierre Fabre all Forest Know-How and Forest Improvements and shall assign to Pierre Fabre all Patents Controlled by Forest in each case to the extent related to such Products and such region, or, with respect to such Forest Know-How, Forest Patents or Forest Improvements that have applications other than to such Product and such region, shall grant to Pierre Fabre a perpetual, world-wide, fully-paid non-exclusive license in connection with the development, manufacture, marketing, sale and distribution of such Products in such regions , in each case without charge.

10.3. Pierre Fabre Right of Termination.  Prior to its expiration, this Agreement may be terminated in its entirety at any time by Pierre Fabre upon [***] prior written notice to Forest in the event that Forest shall challenge or contest any of the Pierre Fabre Patents in front of any Regulatory Authority or in a court of competent jurisdiction.

10.4. Termination for Breach.  Each Party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other Party, which breach remains uncured for [***], in the case of a payment breach, or [***], in the case of any other breach, after written notice is provided to the breaching Party specifying the nature of the breach in reasonable detail and demanding its cure; provided that in the case of a non-payment related material breach, if such breach cannot be cured within the [***] cure period, this Agreement shall not terminate if the breaching Party has made diligent efforts to cure such breach within the [***] period and this Agreement shall remain in effect for such period after notice of breach as may be reasonable in the circumstances as long as the breaching Party continues to use diligent efforts to pursue the cure.  In the event the Parties dispute the existence of a material breach or a Party’s diligence in attempting to cure a material breach, termination of this Agreement shall not be deemed to occur unless and until such dispute has been referred for resolution by an expedited arbitration in accordance with Section 16.2 hereof, material breach of the Agreement or failure to make diligent efforts to cure such breach has been established by such arbitration, and if such breach can be cured by the payment of money or the taking of specific actions, the breaching party does not pay the amount so determined to be due or take or commit to take the required actions within [***] of receipt of an agreement of the Parties or arbitration decision.  Recognizing the importance of expediting the resolution of any such dispute, the Parties agree to appoint arbitrators as promptly as practicable following receipt of notice of the institution of the arbitration, and to instruct and cooperate with such arbitrators to act to achieve resolution of the issue on an expedited basis.  Finally, in the event a material breach affects only Canada, a country of Latin America or only certain but not all Products, the remedy of termination shall only be effective with respect to Canada, such country in Latin America or the applicable Product (as the case may be).

10.5. Termination for Bankruptcy.  This Agreement may be terminated by either Party upon at least [***] prior written notice thereof if the other Party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party, or has a receiver or trustee appointed for all or substantially all of its property, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

10.6. Rights following Expiration of Term or Certain Terminations.

(a) Upon expiration of the Term as to a Product pursuant to Section 10.1, in respect of any country in the Territory, the license grant to Forest in Section 2.1 shall become a perpetual, fully paid (subject only to Forest’s obligations under the Trademark Agreement), Exclusive license solely to the extent related to such Product in such country.  Except as provided by this Section, Pierre Fabre shall have no further obligations to Forest and Forest shall have no further obligations to Pierre Fabre with respect to a Product in a country where the Term has expired for such Product.

(b) Upon expiration of the Term as to each Product pursuant to Section 10.1 in respect of all countries in the Territory, the license grant to Pierre Fabre pursuant to section 2.3 shall continue or become, as applicable, a fully-paid, perpetual, Exclusive license to the Forest Patents, Forest Know-How, Forest’s rights under the Joint Patents and Joint Know-How and Forest Improvements in connection with the Commercialization of such Product outside of the Territory, and the manufacture of the Product anywhere in the world for purposes of the Commercialization of such Product outside of the Territory.

(c) Upon the expiration of the Term as to a Product pursuant to Section 10.1, if either Party requires assistance from the other Party in connection with its use in its territory of the other Party’s Technology which is subject to a perpetual license pursuant to Section 10.6(a) or 10.6(b), the parties will, to the extent necessary and not already covered by the provisions of the pharmacovigilance agreement which will survive the expiration of the Agreement, agree on  a regulatory and pharmacovigilance service agreement to provide for the exchange of safety and regulatory information between the parties.  Such agreement shall also provide for each Party to provide reasonable cooperation and assistance to the other Party to the extent necessary or useful for such other Party to maintain Regulatory Approvals in any country in its territory, so long as such other Party continues commercializing a Product in such country in its territory under such Regulatory Approvals.  Any such agreement will provide for appropriate reasonable service fees, based on each party’s hourly FTE standard rate applicable at that time, to be paid by each Party to the other Party in consideration for the other Party’s cooperation and assistance.

(d) Upon any termination of this Agreement by Forest pursuant to Section 10.4 (Termination for Breach of Pierre Fabre) or Section 10.5 (Termination for Bankruptcy of Pierre Fabre), the license grant to Forest in Section 2.1 shall become a perpetual, fully paid (subject only to Forest’s obligations under the Trademark Agreement), Exclusive license solely to the extent related to the terminated Product and the terminated country.  Upon any termination of this Agreement by Forest pursuant to Section 11(Force Majeure of Pierre Fabre), the license grant to Forest in Section 2.1 shall become a perpetual, Exclusive license solely to the extent related to the terminated Product and the terminated country, subject to the fulfillment by Forest of its fixed milestone payment obligations and royalties obligations under Article 5, which amounts may be offset by any additional documented costs reasonably incurred by Forest in performing tasks which would have otherwise been performed by Pierre Fabre hereunder or under the Related Agreements but for the occurrence of the Force Majeure.  In addition, in connection with any termination covered by this Section 10.6(d), Pierre Fabre shall furnish Forest with reasonable cooperation to assure a smooth transition of any clinical or other studies in progress related to the terminated Product and terminated country which Forest determines to continue in compliance with the Applicable Laws and ethical guidelines applicable to the transfer or termination of any such studies.  In the event Forest informs Pierre Fabre that it does not intend to continue specific Development activities then in progress, costs incurred in closing out such activities shall be allocated in accordance with the allocation of the applicable Development cost responsibilities provided hereunder.  To the extent that at the time of a termination covered by this Section 10.6(d), Pierre Fabre is then using any of the Forest Improvements under the license granted to it pursuant to Section 2.3 (but excluding Forest Improvements which are part of the Fully Paid Forest Technology licensed to Pierre Fabre pursuant to section 2.3 (b)), Pierre Fabre may continue such use of such Forest Improvement under the license granted in Section 2.3 in the same manner and to the same extent exercised prior to the termination, subject to Pierre Fabre paying to Forest a royalty equal to [***] of Net Sales of all Products sold by Pierre Fabre, its Affiliates and licensees commencing as of the effective date of such termination if such termination is made by Forest pursuant to Section 10.4 (Termination for Breach of Pierre Fabre) or Section 10.5 (Termination for Bankruptcy of Pierre Fabre), such royalties to be calculated, reported and paid in a comparable manner as provided for with respect to royalties payable by Forest to Pierre Fabre under Section 5.3 hereof and subject to corresponding audit rights as provided by Section 5.7 hereof.  In the event Pierre Fabre does not elect to continue to exercise its rights under the license following termination of the Agreement under this Section 10.6(d), Pierre Fabre will return Forest Confidential Information related to the rights terminated, provided Pierre Fabre may retain copies of such Confidential Information as necessary to comply with all Applicable Laws, subject to the obligations of Article 8.  Except as provided by this Section, Pierre Fabre shall have no further obligations to Forest with respect to a terminated Product in the terminated country, and Forest shall have no further obligations to Pierre Fabre with respect to a terminated Product in the terminated country.

(e) Upon termination of this Agreement by Forest pursuant to Section 10.2 (Forest Right of Termination) or by Pierre Fabre pursuant to Section 10.3 ( Pierre Fabre right of Termination), Section 10.4 (Termination for Breach of Forest), Section 10.5(Termination for Bankruptcy of Forest), Section 11(Force Majeure of Forest), or Section16.3 (Change of Control of Forest), all of Forest’s rights under this Agreement with respect to the Product in respect of countries affected by such termination shall automatically terminate, Pierre Fabre will have a perpetual, fully paid, Exclusive right and license to the Forest Know-How, Forest Patents, Forest rights under the Joint Patents and the Joint Know-How and Forest Improvements, in each case solely to the extent related to the terminated Product and such countries, and Forest will assign [***] the IND or NDA or other applicable Regulatory Approval covering the terminated Product in such countries as applicable, to Pierre Fabre or its designee.  In addition, Forest shall furnish Pierre Fabre with reasonable cooperation to assure a smooth transition of any clinical or other studies in progress related to the terminated Product which Pierre Fabre determines to continue in compliance with the Applicable Laws and ethical guidelines applicable to the transfer or termination of any such studies, provided nothing herein shall require Forest to undertake any new Development, manufacturing, commercialization or other activities, except that if the Product is being sold at the time of termination, Forest will continue manufacturing the Product during a transitional period and at conditions to be mutually agreed in good faith between the Parties.  Additionally, Forest shall not be obligated to continue any such activities which implicate a material safety issue.  In the event Pierre Fabre informs Forest that it does not intend to continue specific Development activities then in progress, costs incurred in closing out such activities shall be [***].  In connection with any such transition pursuant to this Section during a period in which the Product is then being sold, the appropriate personnel from each Party’s finance groups shall meet to agree on a Commercially Reasonable mechanism and appropriate rules to apply to allocate chargebacks, rebates, discounts, credits and similar adjustments to Net Sales, between the Parties with the objective that the Party which benefitted from the sale will be responsible for the corresponding chargeback, rebate, discount, credit or similar adjustment.  In addition, in connection with any such transfer of commercial activities, Pierre Fabre will use Commercially Reasonable Efforts to purchase from Forest (or its Affiliate) Forest’s inventory of Compound and Product at Forest’s Cost of Goods provided that Forest’ inventory is of marketable condition and has a sufficient remaining shelf life.  In addition to the foregoing, Forest will return Pierre Fabre Confidential Information solely related to the terminated Product in the terminated country to Pierre Fabre, and if such termination affects all Products in all countries in the Territory, upon such termination, Forest shall return to Pierre Fabre [***] all its Confidential Information, provided Forest may retain copies of such Confidential Information as necessary to comply with all Applicable Laws, subject to the obligations of Article 8.  Except as provided by this Section, Forest shall have no further obligations to Pierre Fabre with respect to a terminated Product in the terminated country and Pierre Fabre shall have no further obligations to Forest with respect to a terminated Product in the terminated country.

10.7. Accrued Obligations and Survival.  Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  In addition, termination of this Agreement shall not terminate provisions which provide by their respective terms for obligations or undertakings following the expiration of the Term of this Agreement.  Notwithstanding anything to the contrary herein, Forest shall have no obligation to pay any license fee payment under Section 5.1 or any Sales Milestone under Section 5.2 if the Development milestone or Net Sales requirement underlying such payment has not been achieved prior to the time notice of termination is furnished by Forest or Pierre Fabre, as the case may be.  In addition, solely with respect to the license fee payable for achievement of the Development milestone under Section 5.1(c), Forest shall have no obligation to pay any such license fee if notice of termination is furnished by Forest or Pierre Fabre prior to the expiration of the 10 day period provided in Section 5.1(c).

11.           Force Majeure.  Except for the obligation to make payment when due, no liability shall result from, and no right to terminate shall arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by Force Majeure.  “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor dispute, war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction.  The Party whose performance is subject to the Force Majeure (the “Force Majeure Party”) shall within [***] of the occurrence of the Force Majeure, give written notice to the other Party stating the nature of the Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall use reasonable efforts to remedy its inability to perform; provided, however, that if a suspension of performance which, but for the occurrence of such Force Majeure, would constitute a material breach hereunder continues or is reasonably anticipated to continue for more than [***] after the date of the occurrence, the unaffected Party shall have the right to terminate this Agreement with respect to the country or countries affected by the Force Majeure, which, in connection with a termination by Forest, shall entitle Forest to the license rights and transitional activities pursuant to Section 10.6(d), and which, in connection with a termination by Pierre Fabre, shall entitle Pierre Fabre to the license rights, assignments and transitional activities pursuant to Section 10.6(e).

12.           Further Assurances.  Each of the Parties shall, from time to time during the Term of this Agreement, upon request by the other, execute and deliver all such further documents or instruments as may be required in order to give effect to the purpose and intent of this Agreement.  Without limiting the generality of the foregoing, the obligations of the Parties hereunder are undertaken with a principal objective of complying with all pertinent provisions of Applicable Law, orders and regulations relating to the manufacture, use or sale of pharmaceutical products, and the Parties shall take all necessary action as may be required to comply with such provisions.

13.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective assigns and successors in interest.  Neither Party shall have the right to assign its obligations or rights hereunder, except to an Affiliate, without the prior written consent of the other Party, which shall not be unreasonably withheld with due regard to the objectives of, and respective responsibilities of the Parties under, this Agreement, subject to rights of sublicense specifically provided herein.  Any assignment not in accordance with the terms hereof shall be null and void.

14.           Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, USA, without giving effect to its principles of conflicts of law.

15.           Notices.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been delivered upon receipt and may be delivered in person, transmitted by facsimile (receipt verified) or sent by international express courier service (signature required) or international registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Forest, addressed to:

Forest Laboratories Holdings Limited
Cumberland House
9th Floor
1 Victoria Street
Hamilton HM 11, Bermuda
Facsimile No.: [***]

With a copy to:

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Attn:  Chief Executive Officer
Facsimile No.:  [***]

If to Pierre Fabre, addressed to:

Pierre Fabre Médicament SAS
 Parc Industriel de la Chartreuse
81106 Castres Cédex
Attn:  President

With a copy to:

Pierre Fabre Médicament SAS
La Chartreuse I
81106 Castres Cédex
Attn: General Counsel
Facsimile No.:  [***]

16.           Miscellaneous.

16.1. Merger.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings concerning the subject matter hereof or in conflict with their terms.  Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

16.2. Dispute Resolution; Arbitration.

(a) The Parties recognize that a bonafide dispute as to certain matters may, from time to time, arise during the Term that relates to a Party’s rights and/or obligations hereunder (a “Dispute”).  In the event of the occurrence of such a Dispute, either Party may, by written notice to the other Party, have such dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within [***] after such notice is received.  Such designated officers are as follows:

For Pierre Fabre:                      Chief Executive Officer
For Forest:                                Chief Executive Officer

(b) In the event of a Dispute arising in connection with this Agreement which is not resolved under Section 16.2(a), such Dispute shall be submitted to mediation proceedings under the International Chamber of Commerce (“ICC”) ADR Rules.  If the Dispute has not been settled pursuant to mediation under said rules within [***] following a request for ADR or within such other period as the Parties may agree in writing, such Dispute shall be finally settled under the Rules of Conciliation and Arbitration (the “Rules”) of the ICC by three arbitrators.  Unless the Parties otherwise agree in writing, the arbitration proceedings shall be conducted and the arbitrators shall be appointed in accordance with the Rules then in effect, subject to the procedures described in this Section 16.2.

(c) The mediation and/or arbitration proceedings shall take place in Toronto, Canada.  Mediation and /or Arbitration will be conducted in the English language.

(d) The arbitration shall be held before a panel of three experts (who may or may not be attorneys or judges) with relevant industry experience (the “Arbitrators”).  One Arbitrator shall be chosen by Forest and one Arbitrator shall be chosen by Pierre Fabre, and the third Arbitrator shall be chosen by mutual agreement of the Arbitrators chosen by Forest and Pierre Fabre.

(e) The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(f) Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(g) Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

16.3. Change of Control.

(a) Change of Control not approved by the Board.  In the event Forest is subject to a Change of Control which was not approved by its Board of Directors as constituted immediately prior to such Change of Control, Pierre Fabre shall have the option, but not the obligation, to terminate this Agreement (to be exercised by the furnishing of written notice of termination to Forest within ninety days of the Change of Control), in which case Pierre Fabre shall be entitled to receive the transitional activities and assignments described in Section 10.6(e).  In connection with any such termination, Pierre Fabre shall be required to pay Forest an amount equal to the [***] the Product rights being terminated, as determined by mutual agreement (or, in the event the Parties are unable to agree upon such Fair Market Value within sixty days, by a Valuation Panel).  The payment by Pierre Fabre under this Section shall be made as a lump sum payment within [***] of Pierre Fabre’s exercise of its option to terminate, or, if the determination of [***] has not been completed by such date in accordance with the terms hereof, within [***] after such determination of [***].

(b) Change of Control approved by the Board.  In the event Forest is subject to a Change of Control which was approved by its Board of Directors as constituted immediately prior to such Change of Control, and provided that as a result of such Change in Control, the surviving entity is subject to an Impairment, Pierre Fabre shall have the rights set forth in Section 16.3(a), unless the surviving entity notifies Pierre Fabre of its intent to cure such Impairment within [***] from the date of Change of Control, and does cure such Impairment within such [***].

16.4. Amendment and Waiver.  No modification or waiver of any of the terms of this Agreement shall be deemed valid unless it is in writing and signed by the Party to whom such modification is sought to be enforced.  The failure of either Party to insist upon the strict performance of any term of this Agreement or the waiver by either Party of any breach under this Agreement shall not prevent the subsequent strict enforcement of such term nor be deemed a waiver of any subsequent breach.

16.5. Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part of provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

16.6. Public Announcements.  Neither Party shall publicly disclose the subject matter or terms and conditions hereof without the prior consent of the other, except to the extent of disclosures which either Party may be required to make by any Applicable Laws, regulations or stock market rules, provided that the other Party shall be permitted an opportunity to comment on any such disclosure, including any requests for proposed redaction.  Each Party shall grant the other the opportunity to review and comment with [***] lead time, or such other period as is reasonable in the circumstances, upon any proposed press release describing the transactions contemplated hereby prior to public release.  The text and contents of any press release or other disclosure agreed upon by the Parties shall not be considered Confidential Information.  It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement, and that following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been disclosed in accordance herewith.

16.7. Independent Contractors.  The status of a Party under this Agreement shall be that of an independent contractor.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party.  All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

16.8. No Third Party Beneficiaries.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

16.9. Amendment and Restatement.  This Agreement is an amendment and restatement of the Original Agreement.  With respect to (i) any date or time period occurring and ending prior to the Restatement Effective Date, the Original Agreement shall govern the respective rights and obligations of the Parties and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Restatement Effective Date, the rights and obligations of the Parties shall be governed by this Agreement.  From and after the Restatement Effective Date, the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Original Agreement.  Each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.  Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and or delivered in connection with the Original Agreement.

16.10. Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which together shall be deemed one instrument.  An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

FOREST LABORATORIES HOLDINGS LIMITED

By:           /s/ David Solomon
Name:  David Solomon
Title:    Assistant Secretary

PIERRE FABRE MÉDICAMENT SAS

By:       /s/ Frédéric Duchesne
Name:  Frédéric Duchesne
Title:    President

Schedule 1.9
Compound Structure

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Schedule 1.19
Development Plan
Dated as of the Effective Date

[***]

Schedule 1.53
Pierre Fabre Patents

[***]

Schedule 2.3(b)-1

LIST OF REGULATORY MATERIALS TO BE PROVIDED BY FOREST

The following materials shall be provided by Forest to Pierre Fabre [***]

Schedule 2.3(b)-2

LIST OF ESTIMATED SUPPORT ACTIVITIES TO BE PROVIDED BY FOREST TO PIERRE FABRE FOR OBTAINING AND MAINTAINING REGULATORY APPROVAL

ACTIVITY DESCRIPTION
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]

Schedule 4.7

LIST OF ESTIMATED SUPPORT ACTIVITIES TO BE PROVIDED BY FOREST TO PIERRE FABRE FOR TECHNOLOGY TRANSFER OF THE MANUFACTURING PROCESS FOR THE FINISHED DOSAGE OF THE PRODUCT

ACTIVITY DESCRIPTION
1. Project Initiation
2. API and Raw material procurement
3. Analytical method transfers
• Feasibility and acceptance
• Transfer Protocol
• Methods Transfer
4. Drug Product Process Understanding
• Pilot scale activities
• Establish process parameters
• Manufacturing Finished Product
• Supply of Drug Product to Forest for testing and evaluation
5. Drug Product manufacturing activity
• Scale-up to commercial equipment
• Establish Commercial Process Parameter Ranges
6. Registration batches
• Manufacture (Matrix 3:1:1:3),
• Bulk release
• Ship to FRX
7. Registration Documents for Bulk Capsules

Schedule 7.7

Cypress Patents

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